As filed with the Securities and Exchange Commission on July 28, 2011
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TearLab Corporation
(Exact name of Registrant as specified in its charter)

Delaware	3841	59-3434771
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)
7360 Carroll Road, Suite 200
San Diego, California 92121
1-888-677-8327
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Elias Vamvakas
Chief Executive Officer
TearLab Corporation
7360 Carroll Road, Suite 200
San Diego, California 92121
1-888-677-8327
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Martin J. Waters, Esq.
Wilson Sonsini Goodrich & Rosati,
Professional Corporation
12235 El Camino Real, Suite 200
San Diego, California 92130-3002
(858) 350-2300

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):
Large accelerated filer   ☐     Accelerated filer   ☐     Non-accelerated filer  ☐    Smaller reporting company  ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock par value $.001 per share	3,846,154	$1.79	$6,884,615.66	$799.30
Common Stock par value $.001 per share issuable upon exercise of Warrants issued as part of the units	3,846,154	$1.79	$6,884,615.66	$799.30
(1)
This registration statement covers the resale of an aggregate of 7,692,308 shares of our common stock including 3,846,154 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock, issued in connection with a private placement, which closed on June 30, 2011.  The registrant issued 3,846,154 units in the private placement, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock.  Pursuant to and in accordance with Rule 416 under the Securities Act, there are also registered hereunder such indeterminate number of securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act.  The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high, or $1.80, and low, or $1.78, sales prices of our common stock on July 22, 2011, as reported on The NASDAQ Capital Market.  It is not known how many shares of our common stock will be sold under this registration statement or at what price or prices such shares will be sold.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JULY 28, 2011

PROSPECTUS

7,692,308 Shares
Common Stock

This prospectus relates to the disposition from time to time of an aggregate of 7,692,308 shares of our common stock, including shares issuable upon the exercise of warrants to purchase our common stock, and relates to the resale of such shares by the selling stockholders identified in this prospectus.

The selling stockholders or their permitted transferees or other successors-in-interest may, but are not required to, sell their holdings of our common stock in a number of different ways and at varying prices as determined by the prevailing market price for shares or in negotiated transactions.  See “Plan of Distribution” on page 26  for a description of how the selling stockholders may dispose of the shares covered by this prospectus.  We do not know when or in what amount the selling stockholders may offer the shares for sale.

We will not receive any of the proceeds from the sale of our shares by the selling stockholders pursuant to this prospectus.  We have agreed to pay certain expenses related to the registration of the offer and sale of the shares of common stock pursuant to the registration statement of which this prospectus forms a part.

Our common stock is listed on The NASDAQ Capital Market under the symbol “TEAR,” and on the Toronto Stock Exchange under the symbol “TLB.”  The last reported sale price of our common stock on The NASDAQ Capital Market on July 26, 2011 was $1.75 per share.

Investing in our common stock involves a high degree of risk.  Please see the sections entitled “Risk Factors” beginning on page 5 of this prospectus and “Part II — Item 1A — Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is,              2011.

TABLE OF CONTENTS

Page

Prospectus Summary	1
Risk Factors	5
Forward-Looking Statements	15
Use of Proceeds	17
Price Range of our Common Stock	17
Dividend Policy	18
Description of our Capital Stock	19
Security Ownership of Certain Beneficial Owners and Management	21
Selling Stockholders	23
Plan of Distribution	26
Legal Matters	28
Experts	28
Interests of Named Experts and Counsel	28
Where You can Find More Information	29
Information Incorporated by Reference	29

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission, or SEC.  Under this process, the selling stockholder may from time to time, in one or more offerings, sell the common stock described in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus (as supplemented and amended).  We have not authorized anyone to provide you with different information.  This document may only be used where it is legal to sell these securities.  You should not assume that the information contained in this prospectus is accurate as of any date other than its date regardless of the time of delivery of the prospectus or any sale of our common stock.

We urge you to read carefully this prospectus (as supplemented and amended), together with the information incorporated herein by reference as described under the heading “Information Incorporated by Reference,” before deciding whether to invest in any of the common stock being offered.

- i -

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated herein by reference.  This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our securities.  We urge you to read this entire prospectus and the information incorporated by reference herein carefully, including the “Risk Factors” section.

TearLab Corporation

Overview

We are an in-vitro diagnostic company based in San Diego, California.  We are commercializing a proprietary tear testing platform, the TearLab® Osmolarity System, that enables eye care practitioners to test for highly sensitive and specific biomarkers using nanoliters of tear film at the point-of-care.  Our first product measures tear film osmolarity for the diagnosis of Dry Eye Disease, or DED.  Prior to 2008, we had been seeking to commercialize treatments for age-related eye diseases through our Retina and Glaucoma business divisions.

TearLab Research, Inc. our wholly-owned subsidiary, develops technologies to enable eye care practitioners to test a wide range of biomarkers (chemistries, metabolites (i.e. glucose), genes and proteins) at the point-of-care.  Commercializing that tear testing platform is now the focus of our business.

The Company’s first product, the TearLab Osmolarity System, enables the rapid measurement of tear osmolarity in the doctor’s office.  Osmolarity is a quantitative and highly specific biomarker that has been shown to assist in the diagnosis and disease management of DED.  There are estimated to be between 20 million and 40 million DED patients in the United States, and less than 5% of those patients are currently diagnosed and treated.  The innovation of the TearLab Osmolarity System is its ability to precisely and rapidly measure osmolarity in nanoliter volumes of tear samples, using a highly efficient and novel tear collection system.  Historically, eye care researchers have relied on expensive instruments to perform tear biomarker analysis.  In addition to their cost, these conventional systems are slow, highly variable in their measurement readings, and not categorized as waived by the United States Food and Drug Administration, or FDA, under regulations promulgated under the Clinical Laboratory Improvement Amendments, or CLIA.

The TearLab Osmolarity System consists of the following three components:  (1) the TearLab disposable, which is a single-use microfluidic microchip; (2) the TearLab Pen, which is a hand-held device that interfaces with the TearLab disposable; and (3) the TearLab Reader, which is a small desktop unit that allows for the docking of the TearLab Pen and provides a quantitative reading for the operator.

In October 2008, the TearLab Osmolarity System received CE mark approval, clearing the way for sales in the European Union and all countries recognizing the CE mark.  In connection with the CE mark clearance, we have entered into multi-year agreements with numerous distributors for distribution of the TearLab Osmolarity System.  Currently, we have signed distribution agreements in each of the following countries: Spain, Portugal, Germany, France, Turkey, Ukraine, Bulgaria, Belgium, Netherlands, Switzerland, Finland, Sweden, Korea, Australia, Russia, Hungary, Greece, Canada, Slovakia, Argentina, Czech Republic and the United Kingdom and a sales representation agreement in Japan.

On May 19, 2009, we announced that we received 510(k) clearance from the FDA.  The 510(k) clearance allows us to market the TearLab® Osmolarity System to those reference and physician operated laboratories with CLIA certifications allowing them to perform moderate and high complexity tests.  Considering that most of our target customers are eye care practitioners without such certifications, we intend to seek a CLIA waiver from the FDA for the TearLab Osmolarity System, although obtaining such a waiver does not preclude us from commercializing the technology.  We submitted a CLIA waiver application for the TearLab Osmolarity System to the FDA on May 27, 2010.  On March 4, 2011, we announced that we had received a communication from the FDA that the data we submitted was not sufficient to gain approval of our CLIA waiver application.  We are reviewing the comments made by the FDA and developing the necessary responses or strategies required to continue to pursue the CLIA waiver.  We anticipate receiving the FDA approval of our revised waiver application during either the second half of 2011 or the first half of 2012.  A CLIA waiver would reduce the regulatory paperwork for future customers.

On December 8, 2009 we announced that Health Canada issued a Medical Device License for the TearLab Osmolarity System.  The Health Canada license allowed us to immediately begin marketing the system in Canada.  On August 20, 2009, we entered into an agreement with a distributor, Science with Vision, for exclusive distribution of the TearLab Osmolarity System in Canada.  We began selling products through the Canadian distributor in 2010.

Corporate Information

TearLab Corporation, formerly OccuLogix, Inc., a Delaware corporation, was incorporated as OccuLogix, Inc. in Delaware in 2002.  On November 30, 2006, the Company acquired 50.1% of the capital stock, on a fully diluted basis, 57.62% on an issued and outstanding basis, of TearLab Research, Inc. (formerly TearLab, Inc.), a San Diego-based company that was in the process of developing technologies that enable eye care practitioners to test, at the point-of-care, for highly sensitive and specific biomarkers using nanoliters of tear film.  On October 6, 2008, the Company acquired the remaining non-controlling interest in TearLab Research, Inc.  Our corporate office is headquartered at 7360 Carroll Road, Suite 200, San Diego, California 92121, and our telephone number is (858) 455-6006.

We carry on our business directly and through our subsidiaries.  Throughout this prospectus, unless the context specifies or implies otherwise, the terms “Company,” “TearLab,” “we,” “us,” and “our” refer to TearLab Corporation and its subsidiaries.

The Offering

The selling stockholders named in this prospectus may offer and sell up to 7,692,308 shares of our common stock.  Our common stock is listed on the NASDAQ Capital Market under the symbol “TEAR” and the Toronto Stock Exchange under the symbol “TLB”.  Shares of common stock that may be offered in this offering, when issued and paid for, will be fully paid and non-assessable.  We will not receive any of the proceeds of sales by the selling stockholders of any of the common stock covered by this prospectus.  Any proceeds we receive from the exercise of warrants to purchase the shares included in the shares that are being offered by the selling stockholders hereunder will be used for general corporate purposes.  See “Use of Proceeds” on page 17.

Throughout this prospectus, when we refer to the shares of our common stock, the offer and sale of which are being registered on behalf of the selling stockholders, we are referring to the shares of common stock that have been issued to the stockholders listed in “Selling Stockholders” on page 23, pursuant to the securities purchase agreement described below.  When we refer to the selling stockholders in this prospectus, we are referring to the investors in our 2011 private placement and, as applicable, any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the investors in our 2011 private placement as a gift, pledge, or other non-sale related transfer.

2011 Private Placement

On June 23, 2011, we entered into a securities purchase agreement with 22 investors in a private placement transaction, pursuant to which we sold an aggregate of 3,846,154 units, with each unit comprised of one share of common stock and a warrant to purchase one share of common stock, at a purchase price of $1.82 per unit.  The gross proceeds of such private placement was an aggregate of approximately $7 million.  Piper Jaffray & Co. acted as the sole lead placement agent and Roth Capital Partners, LLC as the co-agent for the private placement transaction.  As compensation for serving as placement agents in the transaction, we paid the placement agents a cash commission equal to 7% of the gross proceeds of the private placement and agreed to reimburse them for certain of their expenses up to a maximum of $75,000.

Each warrant that comprises a part of such units has an exercise price of $1.86 per share and is exercisable, in whole or in part, at any time or from time to time on or after the closing of the private placement through and including the five year anniversary of the original issue date.  Upon the occurrence of a fundamental transaction or a delisting (each as defined in the warrants), including, but not limited to, certain transactions constituting a change in control or a sale of all or substantially all of our assets, a holder may request at any time during the period beginning on the earliest to occur of (i) the public disclosure of any fundamental transaction or delisting, (ii) the consummation of any fundamental transaction or delisting and (iii) the holder first becoming aware of any fundamental transaction or delisting through the date that is 90 days after the public disclosure of the consummation of such event, that we or the successor entity in such fundamental transaction purchase the warrant for a cash payment equal to the Black Scholes value of the remaining unexercised portion of such warrant calculated as of the date of the fundamental transaction.  The warrants also contain a “cashless exercise” feature that allows the holders to exercise such warrants by surrendering a number of shares underlying the portion of the warrant being exercised with a fair market value equal to the aggregate exercise price payable to us if, on the date of any exercise, there is not an effective registration statement registering, or no current prospectus available for, the resale of the shares of common stock underlying the warrants.  Upon exercise of the warrants, we must promptly (and in no event later than three trading days after the exercise date) issue to the exercising warrant holder the shares of common stock underlying the portion of the warrants exercised.  If we fail to deliver such shares of common stock by the close of the third trading day after the exercise date and, if prior to the receipt of such shares of common stock, the warrant holder purchases (in an open market transaction) shares of our common stock to deliver in satisfaction of a sale by such warrant holder of the shares of common stock underlying the portion of the warrants exercised, then within three trading days after receipt of the warrant holder’s request, we must either:

•
pay in cash to the warrant holder an amount equal to such warrant holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock purchased on the open market, at which point our obligation to deliver the shares of common stock underlying the portion of the warrants exercised will terminate; or

•
promptly honor our obligation to deliver the shares of common stock underlying the portion of the warrants exercised and pay cash to the warrant holder in an amount equal to the excess (if any) of such warrant holder’s total purchase price (including brokerage commissions, if any, that are reasonably documented in such warrant holder’s request) for the shares of common stock purchased on the open market over the product of (A) the number of shares of common stock purchased on the open market, times (B) the closing bid price of a share of our common stock on the exercise date.

In connection with the 2011 private placement, we entered into a registration rights agreement, pursuant to which we agreed to file with the SEC a registration statement, of which this prospectus is a part, to cover the resale of the common stock issued in connection with the private placement and the shares of common stock that will be issued upon exercise of the warrants, within 30 calendar days after the closing of the private placement, or the filing deadline.  We agreed to use our commercially reasonable efforts to have the registration statement, of which this prospectus is a part, declared effective as soon as practicable, but, in any event, no later than 90 days after the closing (or, in the event the SEC reviews and has written comments to the registration statement, 120 days after the closing).  We also agreed to use commercially reasonable efforts to keep the registration statement continuously effective until the earliest of: (i) such time as all of the shares and the shares of common stock underlying the warrants have been sold by the investors; or (iii) the first anniversary of the closing of the private placement.

Upon the occurrence of certain events, constituting defaults under the registration rights agreement, we have agreed to pay each security holder party to the registration rights agreement as liquidated damages an amount equal to 1% of the aggregate purchase price paid by each such security holder on a monthly basis or portion thereof during which such default remains uncured, or a penalty period.  Such defaults include the following:

•	Failure to file the registration statement with the SEC on or prior to the filing deadline.

•
The registration statement is not declared effective by the SEC on or prior to the 90th day after the closing of the private placement (or the 120th day after the closing of the private placement if the SEC determines to review the registration statement).

•
If, after the effective date of the registration statement, the registration statement ceases to remain continuously effective or the holders are not permitted to use the prospectus contained in the registration statement to resell the shares for more than an aggregate of 20 consecutive calendar days or 40 calendar days (which need not be consecutive days) during any 12-month period.

•	Failure to satisfy the current public information requirement required under Rule 144 of the Securities Act of 1933, as amended.

Pursuant to the registration rights agreement, following the effectiveness of the registration statement, of which this prospectus is a part, we will be permitted to suspend the effectiveness of such registration statement by giving notice to the security holders, for a period not to exceed the time periods described in the third bullet point of the immediately preceding paragraph, in any of the following cases:

•	The SEC or any other federal or state governmental authority issues any stop order suspending the effectiveness of such registration statement.

•	We receive any notification with respect to the suspension of the qualification or exemption from qualification of any of the shares for sale in any jurisdiction.

•
The financial statements included in such registration statement are ineligible for inclusion in such registration statement for any reason or any statement made in such registration statement or the prospectus therein or any document incorporated therein by reference is untrue in any material respect.

•
If there is any pending corporate development with respect to us that we believe may be material and that, in our determination, makes it not in our best interest to allow continued availability of the registration statement or the prospectus herein.

The registration rights agreement also contains mutual indemnifications by us and each security holder party thereto customary for transactions of this type.

RISK FACTORS

Investors should carefully consider the risks described below before deciding whether to invest in our securities.  The risks described below are not the only ones we face.  If any of the following risks actually occurs, our business, financial condition or results of operations could be adversely affected.  In such case, the trading price of our common stock could decline and you could lose all or part of your investment.  Our actual results could differ materially from those anticipated in the forward-looking statements made throughout this prospectus as a result of different factors, including the risks we face described below.

Risks Relating to our Business

Our near-term success is highly dependent on the success of the TearLab® Osmolarity System, and we cannot be certain that it will receive regulatory approval or be successfully commercialized in the United States.

The TearLab Osmolarity System is currently our only product.  Our product is currently sold outside of the United States pursuant to CE mark approval; in Canada pursuant to a Health Canada Medical Device License; and in the United States as a result of having received 510(k) approval from the FDA, to market the TearLab Osmolarity System to those reference and physician operated laboratories with moderate and high complexity, Clinical Laboratory Improvement Act, or CLIA, certifications.  We are applying for a CLIA waiver from the U.S. Food and Drug Administration, or the FDA, which will allow us to sell to those eye care professionals in the United States who do not have CLIA certifications to perform moderate and high complexity tests.  Even if the TearLab Osmolarity System receives all regulatory approvals in the United States, it may never be successfully commercialized.  If the TearLab Osmolarity System does not receive all regulatory approvals or is not successfully commercialized, we may not be able to generate revenue, become profitable or continue our operations.  Any failure of the TearLab Osmolarity System to receive regulatory approvals or to be successfully commercialized in the United States would have a material adverse effect on our business, operating results, financial condition and cash flows and could result in a substantial decline in the price of our common stock.

On March 4, 2011, the Company announced that it was in receipt of a communication from the U.S. Food and Drug Administration, or the FDA indicating that the data submitted by the Company was not sufficient to gain approval of its CLIA Waiver categorization application for the TearLab Osmolarity System.  The Company is reviewing the comments made by the FDA and developing the necessary responses or strategies required to continue to pursue the CLIA waiver.

Our near-term success is highly dependent on increasing sales of the TearLab Osmolarity System outside the United States, and we cannot be certain that we will successfully increase such sales.

Our product is currently sold outside of the United States pursuant to CE mark approval and Health Canada Approval in Canada.  Our near-term success is highly dependent on increasing our international sales.  We may also be required to register our product with health departments in our foreign market countries.  A failure to successfully register in such markets would negatively affect our sales in any such markets.  In addition, import taxes are levied on our product in certain foreign markets.  These foreign markets include Turkey, Spain, Italy and France.  Other countries may adopt taxation codes on imported products.  Increases in such taxes or other restrictions on our product could negatively affect our ability to import, distribute and price our product.

Our limited working capital and history of losses have resulted in our auditors expressing doubts as to whether we will be able to continue as a going concern.

In the year ended December 31, 2010, and the three months ended March 31, 2011, we had prepared our consolidated financial statements on the basis that we would continue as a going concern.  However, we have sustained substantial losses for each of the years ended December 31, 2005, 2006, 2007, 2008, 2009 and 2010 and also for the three months ended March 31, 2011.  Our net working capital deficit at March 31, 2011 was $0.8 million which represents a $1.2 million decrease from our working capital balance of $0.4 million at December 31, 2010.  During the year ended December 31, 2010, the Company raised gross proceeds of $8.0 million in private placement and registered direct financings and in the six months ended June 2011 the Company raised gross proceeds of $7.0 million in a private placement financing.

Although current levels of cash flows are negative, management believes the Company’s existing cash as well as the proceeds from the funding received in the six months ended June 30, 2011 will be sufficient to cover its operating and other cash demands for at least the next 12 months.

Included in the net working capital at March 31, 2011 is $1,876,000 in convertible notes payable and accrued interest which were converted into common shares of the Company in June 2011.

Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary if we were not able to continue as a going concern.

We have incurred losses since inception and anticipate that we will incur continued losses for the foreseeable future.

We have incurred losses in each year since our inception.  As of March 31, 2011, we had an accumulated deficit of $380.4 million which includes a loss of $1.7 million for the three months ended March 31, 2011.  Our losses have resulted primarily from expenses incurred in research and development of our product candidates from the former retina and glaucoma business divisions.  We do not know when or if we will receive CLIA waiver approval from the FDA for the TearLab Osmolarity® System or successfully commercialize it in the United States.  As a result, and because of the numerous risks and uncertainties facing us, it is difficult to provide the extent of any future losses or the time required to achieve profitability, if at all.  Any failure of our product candidate to obtain regulatory approval and any failure to become and remain profitable would adversely affect the price of our common stock and our ability to raise capital and continue operations.

We are leveraged financially, which could adversely affect our ability to adjust our business to respond to competitive pressures and to obtain sufficient funds to satisfy our future research and development needs, and to defend our intellectual property.

As of March 31, 2011, our total indebtedness was approximately $3.7 million.  Included in our total indebtedness is $1.9 million of convertible notes payable and accrued interest which was scheduled to come due in the third quarter of 2011 and if not converted into common shares of the Company would have adversely impacted our cash reserves needed to operate the business.  These convertible notes payable and accrued interest were converted into common shares of the Company in June 2011 and no further obligations regarding these notes payable or the accrued interest remain.

If we are at any time unable to generate sufficient cash flow to service our indebtedness when payment is due, we may be required to attempt to renegotiate the terms of the instruments relating to the indebtedness, seek to refinance all or a portion of the indebtedness or obtain additional financing.  There can be no assurance that we will be able to successfully renegotiate such terms, that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to us.

We may not be able to raise the capital necessary to fund our operations.

Since inception, we have funded our operations through debt and equity financings, including 2008 common stock and debt bridge financings, 2009 convertible secured debt financings, the 2010 private placement and registered direct common stock financings and the 2011 private placement.  Our prospects for obtaining additional financing are uncertain.  Additional capital may not be available on terms favorable to us, or at all.  If financing is available, it may not be sufficient for us to continue as a going concern and it may be on terms that adversely affect the interest of our existing stockholders.  In addition, future financings could result in significant dilution of existing stockholders and adversely affect the economic interests of existing stockholders.

We will face challenges in bringing the TearLab® Osmolarity System to market in the United States and may not succeed in executing our business plan.

There are numerous risks and uncertainties inherent in the development of new medical technologies.  In addition to our requirement for additional capital, our ability to bring the TearLab Osmolarity System to market in the United States and to execute our business plan successfully is subject to the following risks, among others:

•
Our clinical trials may not succeed.  Clinical testing is expensive and can take longer than originally anticipated.  The outcomes of clinical trials are uncertain, and failure can occur at any stage of the testing.  We could encounter unexpected problems, which could result in a delay in the follow-up submission of our application for the sought-after CLIA waiver from the FDA or prevent its submission altogether.

•	We may not receive the CLIA waiver for the TearLab Osmolarity System from the FDA, in which case our ability to market the TearLab Osmolarity System in the United States will be impacted.

•
The TearLab Osmolarity System is rated under a moderately complex CLIA certification which requires our customers to be certified under the moderately complex CLIA requirements, including certain parallel state requirements.  If our customers are unwilling or unable to comply with such requirements, it could have an adverse effect on our ability to market the TearLab Osmolarity System in the United States.

•
Our suppliers and we will be subject to numerous FDA requirements covering the design, testing, manufacturing, quality control, labeling, advertising, promotion and export of the TearLab Osmolarity System and other matters.  If our suppliers or we fail to comply with these regulatory requirements, the TearLab Osmolarity System could be subject to restrictions or withdrawals from the market and we could become subject to penalties.

•
Even if we succeed in obtaining the sought-after FDA approvals, we may be unable to commercialize the TearLab Osmolarity System successfully in the United States.  Successful commercialization will depend on a number of factors, including, among other things, achieving widespread acceptance of the TearLab Osmolarity System among physicians, establishing adequate sales and marketing capabilities, addressing competition effectively, the ability to obtain and enforce patents to protect proprietary rights from use by would-be competitors, key personnel retention and ensuring sufficient manufacturing capacity and inventory to support commercialization plans.

If we are subject to regulatory enforcement action as a result of our failure to comply with regulatory requirements, our commercial operations would be harmed.

While we received the 510(k) clearance that we were seeking, we will be subject to significant ongoing regulatory requirements, and if we fail to comply with these requirements, we could be subject to enforcement action by the FDA or state agencies, including:

•	adverse publicity, warning letters, fines, injunctions, consent decrees and civil penalties;

•	repair, replacement, refunds, recall or seizure of our product;

•	operating restrictions or partial suspension or total shutdown of production;

•	delay or refusal of our requests for 510(k) clearance or premarket approval of new products or of new intended uses or modifications to our existing product;

•	refusal to grant export approval for our products;

•	withdrawing 510(k) clearances or premarket approvals that have already been granted; and

•	criminal prosecution.

If any of these enforcement actions were to be taken by the government, our business could be harmed.

We are required to demonstrate and maintain compliance with the FDA’s Quality System Regulation, or the QSR.  The QSR is a complex regulatory scheme that covers the methods and documentation of the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of our products.  The FDA must determine that the facilities which manufacture and assemble our products that are intended for sale in the United States, as well as the manufacturing controls and specifications for these products, are compliant with applicable regulatory requirements, including the QSR.  The FDA enforces the QSR through periodic unannounced inspections.  Our facilities have not yet been inspected by the FDA, and we cannot assure you that we will pass any future FDA inspection.  Our failure, or the failure of our suppliers, to take satisfactory corrective action in response to an adverse QSR inspection could result in enforcement actions, including a public warning letter, a shutdown of our manufacturing operations, a recall of our product, civil or criminal penalties or other sanctions, which would significantly harm our available inventory and sales and cause our business to suffer.

Our patents may not be valid, and we may not be able to obtain and enforce patents to protect our proprietary rights from use by would-be competitors.  Patents of other companies could require us to stop using or pay to use required technology.

Our owned and licensed patents may not be valid, and we may not be able to obtain and enforce patents and to maintain trade secret protection for our technology.  The extent to which we are unable to do so could materially harm our business.

We have applied for, and intend to continue to apply for, patents relating to the TearLab® Osmolarity System and related technology and processes.  Such applications may not result in the issuance of any patents, and any patents now held or that may be issued may not provide adequate protection from competition.  Furthermore, it is possible that patents issued or licensed to us may be challenged successfully.  In that event, if we have a preferred competitive position because of any such patents, any preferred position would be lost.  If we are unable to secure or to continue to maintain a preferred position, the TearLab Osmolarity System could become subject to competition from the sale of generic products.

Patents issued or licensed to us may be infringed by the products or processes of others.  The cost of enforcing patent rights against infringers, if such enforcement is required, could be significant and the time demands could interfere with our normal operations.  There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical, biotechnology and medical technology industries.  We could become a party to patent litigation and other proceedings.  The cost to us of any patent litigation, even if resolved in our favor, could be substantial.  Some of our would-be competitors may be able to sustain the costs of such litigation more effectively than we can because of their substantially greater financial resources.  Litigation may also absorb significant management time.

Unpatented trade secrets, improvements, confidential know-how and continuing technological innovation are important to our future scientific and commercial success.  Although we attempt to, and will continue to attempt to, protect our proprietary information through reliance on trade secret laws and the use of confidentiality agreements with corporate partners, collaborators, employees and consultants and other appropriate means, these measures may not effectively prevent disclosure of our proprietary information, and, in any event, others may develop independently, or obtain access to, the same or similar information.

Certain of our patent rights are licensed to us by third parties.  If we fail to comply with the terms of these license agreements, our rights to those patents may be terminated, and we will be unable to conduct our business.

It is possible that a court may find us to be infringing upon validly issued patents of third parties.  In that event, in addition to the cost of defending the underlying suit for infringement, we may have to pay license fees and/or damages and may be enjoined from conducting certain activities.  Obtaining licenses under third-party patents can be costly, and such licenses may not be available at all.

We may face future product liability claims.

The testing, manufacturing, marketing and sale of therapeutic and diagnostic products entail significant inherent risks of allegations of product liability.  Our past use of the RHEO™ System and the components of the SOLX Glaucoma System in clinical trials and the commercial sale of those products may have exposed us to potential liability claims.  Our use of the TearLab® Osmolarity System and its commercial sale could also expose us to liability claims.  All of such claims might be made directly by patients, health care providers or others selling the products.  We carry clinical trials and product liability insurance to cover certain claims that could arise, or that could have arisen, during our clinical trials or during the commercial use of our products.  We currently maintain clinical trials and product liability insurance with coverage limits of $2,000,000 in the aggregate annually.  Such coverage, and any coverage obtained in the future, may be inadequate to protect us in the event of successful product liability claims, and we may not be able to increase the amount of such insurance coverage or even renew it.  A successful product liability claim could materially harm our business.  In addition, substantial, complex or extended litigation could result in the incurrence of large expenditures and the diversion of significant resources.

We have entered into a number of related party transactions with suppliers, creditors, stockholders, officers and other parties, each of which may have interests which conflict with those of our public stockholders.

We have entered into several related party transactions with our suppliers, creditors, stockholders, officers and other parties, each of which may have interests which conflict with those of our public stockholders.

If we do not introduce new commercially successful products in a timely manner, our products may become obsolete over time, customers may not buy our products and our revenue and profitability may decline.

Demand for our products may change in ways we may not anticipate because of:

•	evolving customer needs;

•	the introduction of new products and technologies; and

•	evolving industry standards.

Without the timely introduction of new commercially successful products and enhancements, our products may become obsolete over time, in which case our sales and operating results would suffer.  The success of our new product offerings will depend on several factors, including our ability to:

•	properly identify and anticipate customer needs;

•	commercialize new products in a cost-effective and timely manner;

•	manufacture and deliver products in sufficient volumes on time;

•	obtain and maintain regulatory approval for such new products;

•	differentiate our offerings from competitors’ offerings;

•	achieve positive clinical outcomes; and

•	provide adequate medical and/or consumer education relating to new products.

Moreover, innovations generally will require a substantial investment in research and development before we can determine the commercial viability of these innovations and we may not have the financial resources necessary to fund these innovations.  In addition, even if we are able to successfully develop enhancements or new generations of our products, these enhancements or new generations of products may not produce revenue in excess of the costs of development and they may be quickly rendered obsolete by changing customer preferences or the introduction by our competitors of products embodying new technologies or features.

We rely on a single supplier of each of the key components of the TearLab® Osmolarity System and are vulnerable to fluctuations in the availability and price of our suppliers’ products and services.

We purchase each of the key components of the TearLab Osmolarity System from single third-party suppliers.  Our supplier may not provide the components or other products needed by us in the quantities requested, in a timely manner or at a price we are willing to pay.  In the event we were unable to renew our agreements with our supplier or they were to become unable or unwilling to continue to provide important components in the required volumes and quality levels or in a timely manner, or if regulations affecting the components were to change, we would be required to identify and obtain acceptable replacement supply sources.  We may not be able to obtain alternative suppliers or vendors on a timely basis, or at all, which could disrupt or delay, or halt altogether, our ability to manufacture or deliver the TearLab Osmolarity System.  If any of these events should occur, our business, financial condition, cash flows and results of operations could be materially adversely affected.

We face intense competition, and our failure to compete effectively could have a material adverse effect on our results of operations.

We face intense competition in the markets for ophthalmic products and these markets are subject to rapid and significant technological change.  Although we have no direct competitors, we have numerous potential competitors in the United States and abroad.  We face potential competition from industry participants marketing conventional technologies for the measurement of osmolarity and other in-lab testing technologies, as well as industry participants developing and marketing point-of-care tests, such as the technology being developed by the Aborn Eye Clinic, which is reportedly able to measure the osmolarity of nanoliter tear samples, and commercially available methods, such as the Schirmer Test and ocular surface staining.  Many of our potential competitors have substantially more resources and a greater marketing scale than we do.  If we are unable to develop and produce or market our products to effectively compete against our competitors, our operating results will materially suffer.

If we lose key personnel, or we are unable to attract and retain highly qualified personnel on a cost-effective basis, it would be more difficult for us to manage our existing business operations and to identify and pursue new growth opportunities.

Our success depends, in large part, upon our ability to attract and retain highly qualified scientific, clinical, manufacturing and management personnel.  In addition, any difficulties retaining key personnel or managing this growth could disrupt our operations.  Future growth will require us to continue to implement and improve our managerial, operational and financial systems, and to continue to recruit, train and retain, additional qualified personnel, which may impose a strain on our administrative and operational infrastructure.  The competition for qualified personnel in the medical technology field is intense.  We are highly dependent on our continued ability to attract, motivate and retain highly qualified management, clinical and scientific personnel.

Due to our limited resources, we may not be able to effectively recruit, train and retain additional qualified personnel.  If we are unable to retain key personnel or manage our growth effectively, we may not be able to implement our business plan.

Furthermore, we have not entered into non-competition agreements with our key employees.  In addition, we do not maintain “key person” life insurance on any of our officers, employees or consultants.  The loss of the services of existing personnel, the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, and the loss of our employees to our competitors would harm our research and development programs and our business.

If we fail to establish and maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired, which would adversely affect our consolidated operating results, our ability to operate our business and our stock price.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently.  Failure on our part to maintain effective internal financial and accounting controls would cause our financial reporting to be unreliable, could have a material adverse effect on our business, operating results, financial condition and cash flows, and could cause the trading price of our common stock to fall dramatically.

Maintaining proper and effective internal controls will require substantial management time and attention and may result in our incurring substantial incremental expenses, including with respect to increasing the breadth and depth of our finance organization to ensure that we have personnel with the appropriate qualifications and training in certain key accounting roles and adherence to certain control disciplines within the accounting and reporting function.  Any failure in internal controls or any additional errors or delays in our financial reporting would have a material adverse effect on our business and results of operations and could have a substantial adverse impact on the trading price of our common stock.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP.  Our management does not expect that our internal control over financial reporting will prevent or detect all errors and all fraud.  A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met.  Our management has identified a control deficiency in the past and may identify additional deficiencies in the future.

We cannot be certain that the actions we are taking to improve our internal controls over financial reporting will be sufficient or that we will be able to implement our planned processes and procedures in a timely manner.  In future periods, if the process required by Section 404 of the Sarbanes-Oxley Act of 2002 reveals material weaknesses or significant deficiencies, the correction of any such material weaknesses or significant deficiencies could require additional remedial measures which could be costly and time-consuming.  In addition, we may be unable to produce accurate financial statements on a timely basis.  Any of the foregoing could cause investors to lose confidence in the reliability of our consolidated financial statements, which could cause the market price of our common stock to decline and make it more difficult for us to finance our operations and growth.

The trading price of our common stock may be volatile.

The market prices for, and the trading volumes of, securities of medical device companies, such as ours, have been historically volatile.  The market has experienced, from time to time, significant price and volume fluctuations unrelated to the operating performance of particular companies.  The market price of our common shares may fluctuate significantly due to a variety of factors, including:

•	the results of pre-clinical testing and clinical trials by us, our collaborators and/or our competitors;

•	technological innovations or new diagnostic products;

•	governmental regulations;

•	developments in patent or other proprietary rights;

•	litigation;

•	public concern regarding the safety of products developed by us or others;

•	comments by securities analysts;

•	the issuance of additional shares to obtain financing or for acquisitions;

•	general market conditions in our industry or in the economy as a whole; and

•	political instability, natural disasters, war and/or events of terrorism.

In addition, the stock market has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of individual companies.  Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance.  In the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies.  This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Because we do not expect to pay dividends on our common stock, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We have never paid cash dividends on our common stock and have no present intention to pay any dividends in the future.  We are not profitable and there is no certainty that we will be able to earn any material revenues for at least several years, if at all.  As a result, we intend to use all available cash and liquid assets in the development of our business.  Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements, our operating and financial conditions and on such other factors as our board of directors may deem relevant.  As a result, the success of an investment in our common stock will depend upon any future appreciation in its value.  There is no guarantee that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

Warrant holders will not be entitled to any of the rights of common stockholders, but will be subject to all changes made with respect thereto.

If you hold warrants, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock.  You will have rights with respect to our common stock only if you receive our common stock upon exercise of the warrants and only as of the date when you become a record owner of the shares of our common stock upon such exercise.  For example, if an amendment is proposed to our charter or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed to be the owner of the shares of our common stock due upon exercise of your warrants, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We can issue shares of preferred stock that may adversely affect the rights of holders of our common stock.

Our certificate of incorporation authorizes us to issue up to 10,000,000 shares of preferred stock with designations, rights, and preferences determined from time to time by our board of directors.  Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of holders of our common stock.  For example, an issuance of shares of preferred stock could:

•	adversely affect the voting power of the holders of our common stock;

•	make it more difficult for a third party to gain control of us;

•	discourage bids for our common stock at a premium;

•	limit or eliminate any payments that the holders of our common stock could expect to receive upon our liquidation; or

•	otherwise adversely affect the market price or our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements relating to future events and our future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  In some cases, you can identify forward-looking statements by terms such as “may”, “will”, “should”, “could”, “would”, “hope”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “projects”, “predicts”, “potential” and similar expressions intended to identify forward-looking statements.  These forward-looking statements include, without limitation, statements relating to future events, future results, and future economic conditions in general and statements about:

•	Our future strategy, structure, and business prospects;

•	The planned commercialization of our current product;

•	The size and growth of the potential markets for our product and technology;

•	The adequacy of current, and the development of new distributor, reseller, and supplier relationships, and our efforts to expand relationships with distributors and resellers in additional countries;

•	Our anticipated expansion of United States and international sales and operations;

•	Our ability to obtain and protect our intellectual property and proprietary rights;

•	Our efforts to obtain certain FDA approvals;

•	The results of our clinical trials;

•	Our plan to continue to develop and execute our conference and podium strategy to ensure visibility and evidence-based positioning of the TearLab Osmolarity System among eye care professionals;

•	Our anticipated sales to additional customers in the United States if a CLIA waiver categorization is obtained;

•	Our ability to obtain reimbursement for patient testing with the TearLab System;

•	Our efforts to assist our customers in obtaining their moderate complexity CLIA certification or providing them with support from certified professionals;

•	Our efforts to obtain CLIA waiver;

•	The adequacy of our funding and our forecast of the period of time through which our financial resources will be adequate to support our operations; and

•	Use of cash, cash needs and ability to raise capital.

Although we believe that the forward-looking statements contained herein are reasonable, we can give no assurance that our expectations will be met.  All forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement and the risk factors beginning on page 5.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.  Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from sales of the common stock sold pursuant to this prospectus.  However, we may receive additional proceeds of up to approximately $7 million to the extent that the warrants issued to the selling stockholders in connection with the 2011 private placement are fully exercised for cash.  There can be no assurance that any of the warrants will be exercised by the selling stockholders or that they will exercise the warrants for cash instead of using the “cashless” exercise feature of the warrants.

We plan to use the net proceeds, if any, from the exercise of the warrants for general corporate purposes, including research and product development, to finance capital expenditures and capacity expansions and/or for general corporate purposes and working capital.  We reserve the right to change the use of proceeds as a result of certain contingencies such as competitive developments, opportunities to acquire technologies or products and other factors.  Pending application of the proceeds of sale of the securities, we intend to invest the net proceeds of the sale in highly liquid, investment grade securities or bank accounts.

PRICE RANGE OF OUR COMMON STOCK

Our common stock has been quoted on the NASDAQ Capital Market under the symbol “TEAR,” and on the Toronto Stock Exchange under the symbol “TLB.”

The following table sets forth for the indicated periods the high and low sales prices of our common stock as reported by the NASDAQ Capital Market.

	High	Low
Fiscal year ended December 31, 2011 (through June 30, 2011):
First Quarter	$2.90	$1.34
Second Quarter	2.20	1.64
Fiscal year ended December 31, 2010:
First Quarter	$5.14	$0.90
Second Quarter	3.10	1.88
Third Quarter	2.92	1.76
Fourth Quarter	3.25	2.05
Fiscal year ended December 31, 2009:
First Quarter	$3.24	$0.70
Second Quarter	3.60	1.58
Third Quarter	2.45	0.98
Fourth Quarter	1.47	1.0075

The following table sets forth for the indicated periods the high and low sales prices for our common stock as reported by the Toronto Stock Exchange.

	High	Low
Fiscal year ended December 31, 2011 (through June 30, 2011):
First Quarter	C$2.97	C$	1.45
Second Quarter	2.12		1.48
Fiscal year ended December 31, 2010:
First Quarter	C$5.16	C$	1.02
Second Quarter	3.09		2.10
Third Quarter	2.98		1.95
Fourth Quarter	3.33		2.07
Fiscal year ended December 31, 2009:
First Quarter	C$3.24	C$	1.50
Second Quarter	3.60		1.50
Third Quarter	2.45		1.23
Fourth Quarter	1.47		1.15

As of July 1, 2011, there were approximately 142 holders of record of our common stock, including the Depository Trust Company, which holds shares on behalf of an indeterminate number of beneficial owners.

DIVIDEND POLICY

We have never paid cash dividends on our common stock and have no present intention to pay any dividends in the future.  We are not profitable and do not expect to earn any material revenues for at least several years, if at all.  As a result, we intend to use all available cash and liquid assets in the development of our business.  Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions and on such other factors as our board of directors deems relevant.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a summary of the material provisions of the common stock and the preferred stock contained in our certificate of incorporation and bylaws.  For greater detail about our capital stock, please refer to our certificate of incorporation, filed with the SEC on our Current Report on Form 8-K on October 9, 2008, and our bylaws, filed with the SEC on our Form  S-1/A No. 3 on November 16, 2004.

General

As of July 1, 2011, we were authorized to issue 50,000,000 shares of all classes of capital stock, of which 40,000,000 shares are common stock, $0.001 par value per share; and 10,000,000 shares are undesignated preferred stock, $0.001 par value per share.  Effective July 13, 2011 upon the filing of a certificate of amendment to our amended and restated certificate of incorporation, which was approved by our stockholders at the annual meeting of our stockholders on June 30, 2011, we are authorized to issue 75,000,000 shares of all classes of capital stock, of which 65,000,000 shares are common stock, $0.001 par value per share; and 10,000,000 shares are undesignated preferred stock, $0.001 par value per share.  Our capital is stated in U.S. dollars.  As of July 1, 2011, we had 20,414,993 outstanding shares of common stock.

Common Stock

The holders of our common stock are entitled to receive such dividends or distributions as are lawfully declared on our common stock, to have notice of any authorized meeting of stockholders, and to one vote for each share of our common stock on all matters which are properly submitted to a vote of stockholders.  As a Delaware corporation, we are subject to statutory limitations on the declaration and payment of dividends.  In the event of a liquidation, dissolution or winding up of TearLab, holders of our common stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of creditors, including holders of our indebtedness, all liabilities and the aggregate liquidation preferences of any outstanding shares of our preferred stock.  The holders of our common stock have no conversion, redemption, preemptive or cumulative voting rights.

Preferred Stock

As of July 1, 2011, no shares of our preferred stock had been issued.  However, shares of preferred stock may be issued in one or more series from time to time by our board of directors, and the board of directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of preferred stock.  Subject to the determination of our board of directors, any shares of our preferred stock that may be issued in the future would generally have preferences over our common stock with respect to the payment of dividends and the distribution of assets in the event liquidation, dissolution or winding up of TearLab.

Description of the Warrants Sold in the 2011 Private Placement

On June 30, 2011, we sold an aggregate of 3,846,154 units, with each unit comprised of one share of our common stock and a warrant to purchase one share of our common stock, at a purchase price of $1.82 per unit.  Each warrant that comprises a part of such units has an exercise price of $1.86 per share and is exercisable, in whole or in part, at any time or from time to time on or after the closing of the private placement through and including June 30, 2016. Upon the occurrence of a fundamental transaction or a delisting (each as defined in the warrants), including, but not limited to, certain transactions constituting a change in control or a sale of all or substantially all of our assets, a holder may request at any time during the period beginning on the earliest to occur of (i) the public disclosure of any fundamental transaction or delisting, (ii) the consummation of any fundamental transaction or delisting and (iii) the holder first becoming aware of any fundamental transaction or delisting through the date that is 90 days after the public disclosure of the consummation of such event, that we or the successor entity in such fundamental transaction purchase the warrant for a cash payment equal to the Black Scholes value of the remaining unexercised portion of such warrant calculated as of the date of the fundamental transaction. The warrants also contain a “cashless exercise” feature that allows the holders to exercise such warrants by surrendering a number of shares underlying the portion of the warrant being exercised with a fair market value equal to the aggregate exercise price payable to us if, on the date of any exercise, there is not an effective registration statement registering, or no current prospectus available for, the resale of the shares of common stock underlying the warrants. Upon exercise of the warrants, we must promptly (and in no event later than three trading days after the exercise date) issue to the exercising warrant holder the shares of common stock underlying the portion of the warrants exercised. If we fail to deliver such shares of common stock by the close of the third trading day after the exercise date and, if prior to the receipt of such shares of common stock, the warrant holder purchases (in an open market transaction) shares of our common stock to deliver in satisfaction of a sale by such warrant holder of the shares of common stock underlying the portion of the warrants exercised, then within three trading days after receipt of the warrant holder’s request, we must either:

·
pay in cash to the warrant holder an amount equal to such warrant holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock purchased on the open market, at which point our obligation to deliver the shares of common stock underlying the portion of the warrants exercised will terminate; or

·
promptly honor our obligation to deliver the shares of common stock underlying the portion of the warrants exercised and pay cash to the warrant holder in an amount equal to the excess (if any) of such warrant holder’s total purchase price (including brokerage commissions, if any, that are reasonably documented in such warrant holder’s request) for the shares of common stock purchased on the open market over the product of (A) the number of shares of common stock purchased on the open market, times (B) the closing bid price of a share of our common stock on the exercise date.

With the exceptions detailed below, if we issue, sell or are deemed to have issued or sold, any shares of common stock for no consideration or for a consideration per share less than the exercise price of the warrants, the exercise price of the warrants will be reduced as of the close of business on the effective date of such issuance.  However, no reduction in exercise price is required as a result of: (i) the issuance of securities upon the exercise or conversion of any common stock or common stock equivalents issued prior to the June 30, 2011, (ii) the grant of options, warrants, common stock or other common stock equivalents (but not including any amendments to such instruments) under any duly authorized stock option, restricted stock plan or stock purchase plan whether now existing or hereafter approved by our board of directors and our stockholders in the future, and the issuance of common stock in respect thereof, (iii) the issuance of securities in connection with a strategic transaction (as defined in the warrants), or (iv) the issuance of securities related to stock splits and pro rata distributions.

If a reduction in the exercise price pursuant the provisions described in the preceding paragraph would require us to obtain stockholder approval pursuant to Nasdaq Marketplace Rule 5635(d) and such stockholder approval has not been obtained, (i) the exercise price would be reduced to the maximum extent that would not require stockholder approval under such rule, and (ii) we would be required to use our commercially reasonable efforts to obtain such stockholder approval as soon as reasonably practicable, including by calling a special meeting of our stockholders to vote on such exercise price adjustment.

Transfer Agents

The co-transfer agents for our common stock are Mellon Investor Services LLC, 480 Washington Boulevard, Jersey City, NJ 07301, (888) 667-7671, and Equity Financial Trust Company, 200 University Avenue, Suite 400, Toronto, ON M5H 4H1, (416) 361-0152.

Listing

Our common stock is quoted on the NASDAQ Capital Market under the trading symbol “TEAR” and on the Toronto Stock Exchange under the symbol “TLB.”

Delaware Anti-Takeover Statute

Our certificate of incorporation provides that we have opted out of the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL.  Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the person became an interested stockholder, unless the business combination, or the transaction in which the stockholder became an interested stockholder, is approved in a prescribed manner.  Since we will have opted out in the manner permitted under the DGCL, these restrictions will not apply to us.

Other Anti-Takeover Provisions of Our Certificate of Incorporation and Amended By-laws

Our certificate of incorporation and by-laws contains several provisions, in addition to those pertaining to the issuance of additional shares of our authorized common stock and preferred stock without the approval of the holders of our common stock, that could delay or make more difficult the acquisition of our company through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider to be in such holder’s best interest, including those attempts that might result in a premium over the market price of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of July 1, 2011 regarding the beneficial ownership of our common stock by (i) each person we know to be the beneficial owner of 5% or more of our common stock, (ii) each of our current executive officers, (iii) each of our directors and (iv) all of our current executive officers and directors as a group.  Information with respect to beneficial ownership has been furnished by each director, executive officer or 5% or more stockholder, as the case may be.

Percentage of beneficial ownership is calculated based on 20,414,993 shares of common stock outstanding as of July 1, 2011.  Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants or other securities that are immediately exercisable or convertible or exercisable or convertible within 60 days of July 1, 2011.  Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.  Unless otherwise noted, the address for each person set forth on the table below is c/o TearLab Corporation, 7360 Carroll Road, Suite 200, San Diego, California 92121.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Eric Donsky (1)	1,609,880	7.8%
RA Capital Managment LLC (2)	1,373,700	6.7%
DAFNA Capital Management, LLC (3)	1,373,700	6.7%

Executive Officers and Directors:
Elias Vamvakas (4)	2,574,769	11.9%
Duane Morrison (5)	33,333	*
William G. Dumencu (6)	66,976	*
Paul Karpecki (7)	55,591	*
Richard Lindstrom (8)	261,875	1.3%
Adrienne Graves (9)	61,925	*
Donald Rindell (10)	99,177	*
Anthony Altig (11)	123,149	*
Brock Wright (12)	643,003	3.1%
Thomas N. Davidson, Jr. (13)	389,970	1.9%
All directors and executive officers as a group (15 people) (14)	4,952,590	21.7%

(*)	Represents beneficial ownership of less than 1%.
(1)	Includes 107,500 shares subject to options exercisable within 60 days of July 1, 2011. Mr. Donsky’s address is 11 North Vista de Catalina, Laguna Beach, CA 92651.
(2)
Represents (a) 739,050 shares owned by RA Capital Healthcare Fund, LP; and (b) 634,650 shares owned by Blackwell Partners, LLC.  RA Capital Management, LLC is the general partner of RA Capital Healthcare Fund, LP and the investment adviser of Blackwell Partners, LLC.  RA Capital Management, LLC beneficially owns common stock purchase warrants exercisable into 1,373,700 shares of common stock, in the aggregate. However, the aggregate number of shares of common stock into which such warrants are exercisable, and which RA Capital Management, LLC  has the right to acquire beneficial ownership, is limited to the number of shares of common stock that, together with all other shares of common stock beneficially owned by RA Capital Management, LLC  does not exceed 4.999% of the total outstanding shares of common stock.  Accordingly, such warrants are not currently exercisable into common stock until the actual number of shares of common stock held by RA Capital Management, LLC and its affiliates is less than 4.999% of the total outstanding shares of common stock. RA Capital Healthcare Fund, LP and Blackwell Partners, LLC may increase this limit to 9.999% with 61 days notice to us.  RA Capital Management, LLC’s address is 20 Park Plaza, Suite 905, Boston, MA 02116.

(3)
Represents (a) 178,600 shares owned by DAFNA LifeScience Market Neutral LTD; (b) 796,700 shares owned by DAFNA LifeScience Select LTD; and (c) 398,400 shares owned by DAFNA LifeScience LTD.  DAFNA Capital Management, LLC is the investment advisor of DAFNA LifeScience Market Neutral LTD, DAFNA LifeScience Select LTD and DAFNA LifeScience LTD. DAFNA Capital Management, LLC beneficially owns common stock purchase warrants exercisable into 1,373,700 shares of common stock, in the aggregate. However, the aggregate number of shares of common stock into which such warrants are exercisable, and which DAFNA Capital Management, LLC has the right to acquire beneficial ownership, is limited to the number of shares of common stock that, together with all other shares of common stock beneficially owned by DAFNA Capital Management, LLC does not exceed 4.999% of the total outstanding shares of common stock.  Accordingly, such warrants are not currently exercisable into common stock until the actual number of shares of common stock held by DAFNA Capital Management, LLC and its affiliates is less than 4.999% of the total outstanding shares of common stock. DAFNA LifeScience Market Neutral LTD, DAFNA LifeScience Select LTD, and DAFNA LifeScience LTD may increase this limit to 9.999% with 61 days notice to us.  DAFNA Capital Management, LLC's address is 10990 Wilshire Boulevard, Suite 1400, Los Angeles, CA 90024.

(4)	Includes (a) 105,404 shares held by Mr. Vamvakas; (b) 1,037,247 shares subject to options exercisable within 60 days of July 1, 2011; (c) 1,014,111 shares held beneficially by Mr. Vamvakas through his relationship with Greybrook Corporation; (d) 19,375 shares subject to warrant exercisable July 15, 2009 held beneficially by Mr. Vamvakas through his relationship with Greybrook Corporation; (e) 294,028 shares held beneficially by Mr. Vamvakas through his relationship with Marchant Securities, Inc.; and (f) 104,604 shares subject to warrant exercisable June 30, 2011 held by Mr. Vamvakas. Greybrook Corporation’s address is 5090 Explorer Drive, Suite 203, Mississauga, Ontario L4W 4T9. Marchant Securities, Inc.’s address is 10 Wanless Avenue, Toronto, Ontario M4N 3B7.
(5)	Includes 33,333 shares subject to options exercisable within 60 days of July 1, 2011.
(6)	Includes 66,976 shares subject to options exercisable within 60 days of July 1, 2011.
(7)	Includes 55,591 shares subject to options exercisable within 60 days of July 1, 2011.
(8)
Includes (a) 86,238 shares held by Dr. Lindstrom; (b) 93,255 shares beneficially held by Mr. Lindstrom through his relationship with Lindstrom Limited Family Partnership #21; (c) 6,250 shares subject to warrant exercisable July 15, 2009 held beneficially by Richard L. Lindstrom through his relationship with Lindstrom Family Limited Partnership #21; and (d) 76,132 shares subject to options exercisable within 60 days of July 1, 2011.

(9)	Includes (a) 129 shares held by Dr. Graves; and (b) 61,796 shares subject to options exercisable within 60 days of July 1, 2011.
(10)	Includes 99,177 shares subject to options exercisable within 60 days of July 1, 2011.
(11)
Includes (a) 27,500 shares held by Mr. Altig; (b) 68,149 shares subject to options exercisable within 60 days of July 1, 2011; and (c) 27,500 shares subject to warrant exercisable June 30, 2011 held by Mr. Altig.

(12)
Includes (a) 616,632 shares held by Dr. Wright; (b) 6,249 shares subject to warrant exercisable July 15, 2009 held by Dr. Wright; and (c) 20,122 shares subject to options exercisable within 60 days of July 1, 2011.

(13)
Includes (a) 32,390 shares held by Mr. Davidson; (b) 22,400 shares held by Mr. Davidson with Patricia Davidson; (c) 104,079 shares held by Mr. Davidson through his relationship with Cardinal Crest Partners; (d) 100,000 shares held by Mr. Davidson through his relationship with Cardinal Crest Holdings, LLC; (e) 15,000 shares subject to warrant exercisable June 30, 2011 held by Mr. Davidson; (f) 100,000 shares subject to warrant exercisable June 30, 2011 held by Mr. Davidson through his relationship with Cardinal Crest Holdings, LLC; and (g) 16,101 shares subject to options exercisable within 60 days of July 1, 2011.  The address for both Cardinal Crest Partners and Cardinal Crest Holdings, LLC is 7 Sunrise Cay, Key Largo, FL 33037.

(14)	See footnotes 4 through 13 inclusive.

SELLING STOCKHOLDERS

We have included in this prospectus and related registration statement the common stock (including common stock issuable upon exercise of warrants) issued in the 2011 private placement to the selling stockholders.  The term “selling stockholder” includes the stockholders listed below and their transferees, pledges, donees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.  Information concerning the selling stockholders may change after the date of this prospectus and changed information will be presented in a supplement to this prospectus if and when required.

The information in the table below was prepared based solely on information supplied to us by or on behalf of the selling stockholders on or prior to July 1, 2011, and we have not independently verified such information.  The aggregate number of shares of common stock in the columns “Shares Sold in the Offering” and “Shares Issuable Upon Exercise of Warrants Sold in the Offering” represents the total shares of common stock that a selling stockholder may offer under this prospectus.  Each selling stockholder may offer and sell, from time to time, some, all or none of its shares included in this prospectus.  The number of shares in the column “Number of Shares of Common Stock Owned After Offering” assumes that the selling stockholder sells all of the shares covered by this prospectus as we have assumed for purposes of such table that none of the shares covered by this prospectus will be held by the selling stockholders after the completion of their resales.

We do not know how long the selling stockholder will hold such shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares.  Because the selling stockholders may offer all or only some portion of the 7,692,308 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of their resales.  The selling stockholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, some or all of such shares since the date on which the information in the table is presented.  Information about the selling stockholders may change over time.

The beneficial ownership percentages in the table below are determined in accordance with the rules of the SEC. Beneficial ownership generally includes voting or investment power with respect to securities.  Shares of common stock which can be acquired under options or warrants that are currently exercisable, or which will become exercisable no later than 60 days after July 1, 2011, are deemed outstanding for the purposes of computing the percentage of the person holding such options or warrants, but not deemed outstanding for the purposes of computing the percentage of any other person.  Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown beneficially owned by them.

Except as noted in the footnotes to the table below, to our knowledge, none of the selling stockholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities.  We may amend or supplement this prospectus from time to time to update the disclosure set forth in it.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering(1)			Shares Sold in	Shares Issuable Upon Exercise of Warrants Sold in	Number of Shares of Common Stock Owned After Offering
	Number(2)		Percent(15)	the Offering	the Offering(15)	Number(3)		Percent
Anthony E. Altig #	123,149	(4)	*	27,500	27,500	68,149	(5)	*
Blackwell Partners, LLC (17)	1,269,300		6.0%	634,650	634,650	-		-
Cardinal Crest Holdings LLC (6)	304,079		1.5%	100,000	100,000	104,079		*
Cranshire Capital LP (14)	414,821	(12)	2.0%	49,451	49,451	315,919	(12)	1.52%
Dafna Lifescience LTD (18)	796,800		3.8%	398,400	398,400	-		-
Dafna Lifescience Market Neutral LTD (18)	357,200		1.7%	178,600	178,600	-		-
Dafna Lifescience Select LTD (18)	1,593,400		7.5%	796,700	796,700	-		-
Deerfield Special Situations Fund International, Limited (19)	502,748		2.4%	251,374	251,374	-		-
Deerfield Special Situations Fund L.P. (19)	321,428		1.6%	160,714	160,714	-		-
Dennis Gonyea (20)	43,956		*	21,978	21,978	-		-
Dorothy J. Hoel (21)	38,460		*	19,230	19,230	-		-
E. Terry Skone Trustee / 2006 Amendment & Restatement E Terry Skone Rev Trust U/A dtd 11/30/05 (22)	32,968		*	16,484	16,484	-		-
Elias Vamvakas # (11)	2,574,769	(7)	11.9%	104,604	104,604	2,365,561	(8)	9.3%
Freestone Advantage Partners, LP (13)	10,990		*	5,495	5,495	-		-
Gary A. Bergren (23)	38,460		*	19,230	19,230	-		-
Iroquois Master Fund LTD (16)	109,890		*	54,945	54,945	-		-
Preventive Cardiovascular Nurses Association (24)	82,422		*	41,211	41,211	-		-
RA Capital Healthcare Fund, LP (25)	1,478,100		7.0%	739,050	739,050	-		-
Richard R. Brock (11)	274,726		1.3%	137,363	137,363	-		-
Robert G. Allison (26)	109,890		*	54,945	54,945	-		-
Thomas Davidson, Jr. # (11)	389,970	(9)	1.9%	15,000	15,000	159,970	(10)	*
William H. Baxter Trustee / William H. Baxter Revocable Trust u/a dtd 7/3/96 (27)	38,460		*	19,230	19,230	-		-
TOTAL				3,846,154	3,846,154

#	Messrs. Vamvakas, Altig and Davidson are each members of the Company’s board of directors.
(*)	Represents less than 1%.
(1)	Reflects 20,414,993 shares outstanding as of July 1, 2011.
(2)	Includes shares subject to warrants issued in the 2011 private placement.
(3)	Assumes sale of all shares and shares issuable upon exercise of warrants issued in the 2011 private placement.
(4)
Includes (a) 27,500 shares held by Mr. Altig; (b) 68,149 shares subject to options exercisable within 60 days of July 1, 2011; and (c) 27,500 shares subject to warrant exercisable June 30, 2011 held by Mr. Altig.

(5)	Includes (a) 68,149 shares subject to options exercisable within 60 days of July 1, 2011.
(6)
The address of Cardinal Crest Holdings LLC is 7 Sunrise Cay Drive, Key Largo, FL 33037. John C. Davidson exercises sole voting and dispositive power with respect to the shares held of record by Cardinal Crest Holdings LLC.

(7)
Includes (a) 105,404 shares held by Mr. Vamvakas; (b) 1,037,247 shares subject to options exercisable within 60 days of July 1, 2011; (c) 1,014,111 shares held beneficially by Mr. Vamvakas through his relationship with Greybrook Corporation; (d) 19,375 shares subject to warrant exercisable July 15, 2009 held beneficially by Mr. Vamvakas through his relationship with Greybrook Corporation; (e) 294,028 shares held beneficially by Mr. Vamvakas through his relationship with Marchant Securities, Inc.; and (f) 104,604 shares subject to warrant exercisable June 30, 2011 held by Mr. Vamvakas.  Greybrook Corporation’s address is 5090 Explorer Drive, Suite 203, Mississauga, Ontario L4W 4T9.  Marchant Securities, Inc.’s address is 10 Wanless Avenue, Toronto, Ontario M4N 3B7.

(8)
Includes (a) 800 shares held by Mr. Vamvakas; (b) 1,037,247 shares subject to options exercisable within 60 days of July 1, 2011; (c) 1,014,111 shares held beneficially by Mr. Vamvakas through his relationship with Greybrook Corporation; (d) 19,375 shares subject to warrant exercisable July 15, 2009 held beneficially by Mr. Vamvakas through his relationship with Greybrook Corporation; and (e) 294,028 shares held beneficially by Mr. Vamvakas through his relationship with Marchant Securities, Inc.

(9)
Includes (a) 32,390 shares held by Mr. Davidson; (b) 22,400 shares held by Mr. Davidson with Patricia Davidson; (c) 104,079 shares held by Mr. Davidson through his relationship with Cardinal Crest Partners; (d) 100,000 shares held by Mr. Davidson through his relationship with Cardinal Crest Holdings, LLC; (e) 15,000 shares subject to warrant exercisable June 30, 2011 held by Mr. Davidson; (f) 100,000 shares subject to warrant exercisable June 30, 2011 held by Mr. Davidson through his relationship with Cardinal Crest Holdings, LLC; and (g) 16,101 shares subject to options exercisable within 60 days of July 1, 2011.  The address for both Cardinal Crest Partners and Cardinal Crest Holdings, LLC is 7 Sunrise Cay, Key Largo, FL 33037.

(10)
Includes (a) 17,390 shares held by Mr. Davidson; (b) 22,400 shares held by Mr. Davidson with Patricia Davidson; (c) 104,079 shares held by Mr. Davidson through his relationship with Cardinal Crest Partners; and (d) 16,101 shares subject to options exercisable within 60 days of July 1, 2011.

(11)
Shares issued to Mr. Davidson, Mr. Brock and Mr. Vamvakas in the 2011 private placement are subject to Canadian securities laws and bear a restrictive legend that specifies that such securities may not be traded before the date that is four months and a day after June 30, 2011.  This prospectus has not been filed in respect of, and will not qualify the distribution of such shares in any province or territory of Canada and the restrictive legend will remain on the certificates representing such shares until the specified date at which time the shares will become freely tradeable.

(12)	Includes 315,919 shares subject to warrants exercisable within 60 days of July 1, 2011.
(13)
The address of Freestone Advantage Partners, LP (“Freestone”) is 3100 Dundee Road, Suite 703, Northbrook, IL 60062. Downsview Capital, Inc. (“Downsview”) is the investment manager for a managed account of Freestone and consequently has voting control and investment discretion over securities held in such account.  Mitchell P. Kopin (“Mr. Kopin”), President of Downsview, has voting control over Downsview.  As a result, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares held in such account which are being registered hereunder.

(14)
The address of Cranshire Capital, LP (“Cranshire”) is 3100 Dundee Road, Suite 703, Northbrook, IL 60062. Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire and consequently has voting control and investment discretion over securities held by Cranshire.  Mitchell P. Kopin (“Mr. Kopin”), President of Downsview, has voting control over Downsview.  As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Cranshire.

(15)
The number of shares of common stock that may be acquired by a selling stockholder upon any exercise of the warrants acquired in the 2011 private placement is limited to the extent necessary to ensure that, following such exercise (or other issuance), the total number of shares of common stock then beneficially owned by such selling stockholder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with such selling stockholder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, does not exceed 4.999% of the total number of then issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise).

(16)
The address of Iroquois Master Fund LTD is 641 Lexington Avenue, 26th Floor, New York, NY 10022. Iroquois Capital Management L.L.C. ("Iroquois Capital") is the investment manager of IMF.  Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF.  As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF.  As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF.  Notwithstanding the foregoing, Mr. Silverman and Mr. Abbe disclaim such beneficial ownership.

(17)
The address of Blackwell Partners, LLC is 406 Blackwell Street, Suite 300, Durham, NC 27701. Neal Triplett exercises sole voting and dispositive power with respect to the shares held of record by Blackwell Partners, LLC.

(18)
The address of each of DAFNA LifeScience Select LTD, DAFNA LifeScience LTD and DAFNA LifeScience Market Neutral LTD (collectively, the “DAFNA Funds”) is 10990 Wilshire Blvd, Suite 1400, Los Angeles, CA 90024. Nathan Fischel and Fariba Ghohsian exercise voting and dispositive power with respect to the shares held of record by the DAFNA Funds. The DAFNA Funds are under common control and are deemed affiliates of one another.

(19)
The address of each of Deerfield Special Situations Fund L.P. and Deerfield Special Situations Fund International, Limited (collectively, the “Deerfield Funds”) is c/o Deerfield Management, 780 Third Avenue, 37th Floor, New York, NY 10017. James E. Flynn exercises sole voting and dispositive power with respect to the shares held of record by the Deerfield Funds. The Deerfield Funds are under common control and are deemed affiliates of one another.

(20)
The address of Dennis Gonyea is c/o Perkins Capital Management, 730 East Lake Street, Wayzata, MN 55391. Richard C. Perkins, as portfolio manager at Perkins Capital Management, Inc., has voting and investment control over the shares held by Dennis Gonyea. Mr. Perkins disclaims beneficial ownership of these shares.

(21)
The address of Dorothy J. Hoel is c/o Perkins Capital Management, 730 East Lake Street, Wayzata, MN 55391. Richard C. Perkins, as portfolio manager at Perkins Capital Management, Inc., has voting and investment control over the shares held by Dorothy J. Hoel. Mr. Perkins disclaims beneficial ownership of these shares.

(22)
The address of E. Terry Skone Trustee/2006 Amendment & Restatement E Terry Skone Rev Trust U/A dtd 11/30/05 is c/o Perkins Capital Management, 730 East Lake Street, Wayzata, MN 55391. Richard C. Perkins, as portfolio manager at Perkins Capital Management, Inc., has voting and investment control over the shares held by E. Terry Skone Trustee/2006 Amendment & Restatement E Terry Skone Rev Trust U/A dtd 11/30/05. Mr. Perkins disclaims beneficial ownership of these shares.

(23)
The address of Gary A. Bergren is c/o Perkins Capital Management, 730 East Lake Street, Wayzata, MN 55391. Richard C. Perkins, as portfolio manager at Perkins Capital Management, Inc., has voting and investment control over the shares held by Gary A. Bergren. Mr. Perkins disclaims beneficial ownership of these shares.

(24)
The address of Preventive Cardiovascular Nurses Association is c/o Perkins Capital Management, 730 East Lake Street, Wayzata, MN 55391. Richard C. Perkins, as portfolio manager at Perkins Capital Management, Inc., has voting and investment control over the shares held by Preventive Cardiovascular Nurses Association. Mr. Perkins disclaims beneficial ownership of these shares.

(25)
The address of RA Capital Healthcare Fund, LP is 20 Park Plaza, Suite 905, Boston, MA 02116. Peter Kolchinsky exercises sole voting and dispositive power with respect to the shares held of record by RA Capital Healthcare Fund, LP.

(26)
The address of Robert G. Allison is c/o Perkins Capital Management, 730 East Lake Street, Wayzata, MN 55391. Richard C. Perkins, as portfolio manager at Perkins Capital Management, Inc., has voting and investment control over the shares held by Robert G. Allison. Mr. Perkins disclaims beneficial ownership of these shares.

(27)
The address of William H. Baxter Trustee / William H. Baxter Revocable Trust u/a dtd 7/3/96 is c/o Perkins Capital Management, 730 East Lake Street, Wayzata, MN 55391. Richard C. Perkins, as portfolio manager at Perkins Capital Management, Inc., has voting and investment control over the shares held by William H. Baxter Trustee / William H. Baxter Revocable Trust u/a dtd 7/3/96. Mr. Perkins disclaims beneficial ownership of these shares.

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued to the selling stockholders and issuable upon exercise of the warrants previously issued to the selling stockholders to permit the resale of these shares of common stock by the holders of the common stock and warrants from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.  The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the distribution of the common stock by any selling stockholders to its partners, members or stockholders;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $44,598.60 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution.  We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Diego, California.  Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements (and schedule) included in our Annual Report on Form 10-K for the year ended December 31, 2010 as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement.  Our financial statements (and schedule) are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Attorneys with Wilson Sonsini Goodrich & Rosati, Professional Corporation, and its affiliated investment funds own an aggregate of 153,725 shares of our common stock and exercisable warrants to purchase 1,562 shares of our common stock as of the date of this prospectus.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.  As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our certificate of incorporation includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, our certificate of incorporation and bylaws provide that:

•
We shall indemnify our directors and officers for serving the Company in those capacities or for serving other business enterprises at the Company’s request, to the fullest extent permitted by Delaware law.  Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	We may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•
We are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•
We will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by our board of directors or brought to enforce a right to indemnification.

•
The rights conferred in the certificate of incorporation and bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons.

 We also maintain directors and officers insurance to insure such persons against certain liabilities.  These indemnification provisions and any indemnification agreements entered into between the Company and our officers and directors may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.  You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.  Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge by linking directly from our website at www.tearlab.com under the “Investor Relations — SEC & SEDAR Filings” caption.  These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Information contained on our website is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents.  We incorporate by reference the following documents filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	Our Annual Report on Form 10-K, as amended, for the year ended December 31, 2010;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

•
Our Current Reports on Form 8-K dated January 27, 2011, March 4, 2011 and March 28, 2011, Form 8-K/A filed on April 15, 2011 amending a report on Form 8-K dated November 2, 2009, Form 8-K dated May 11, 2011, June 13, 2011, June 23, 2011, June 30, 2011 and July 1, 2011, Form 8-K/A filed on July 5, 2011 amending a report on Form 8-K dated June 23, 2011, and Form 8-K dated June 30, 2011; and

•
Our amended Definitive Proxy Statement dated May 20, 2011, in connection with the 2011 Annual Meeting of the Company’s Stockholders, and the description of the Company’s capital stock contained in its Registration Statement on Form 8-A, filed on November 17, 2004, all of which have been filed by the us with the Commission, are incorporated by reference in this prospectus.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents or reports that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates.  You should direct written requests to: William G. Dumencu, TearLab Corporation, 7360 Carroll Road, Suite 200, San Diego, California 92121, or you may call us at (858) 455-6006 or you can access free of charge all documents that are incorporated by reference into this prospectus by linking directly from our website at www.tearlab.com under the “Investor Relations — SEC & SEDAR Filings” caption.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses (other than the underwriting discounts and commissions) payable by the company in connection with a distribution of securities registered hereby.  All amounts are estimates except the SEC registration fee.

SEC registration fee	$1,598.60
Printing costs	3,000.00
Legal fees and expenses	10,000.00
Accounting fees and expenses	20,000.00
Miscellaneous	10,000.00
Total	$44,598.60

Item 14.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s certificate of incorporation includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the certificate of incorporation and bylaws of the Registrant provide that:

•
The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law.  Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•
The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•
The Registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s Board of Directors or brought to enforce a right to indemnification.

•
The rights conferred in the certificate of incorporation and bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities. These indemnification provisions and any indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities.

2009 Issuance

On April 21, 2009, we issued 38,276 shares of common stock to Dr. Thomas G. Hirose and his designee in connection with a settlement agreement dated as of December 4, 2008.  The issuance was exempt from registration under Section 3(a)(10) of the Securities Act because the court approved the fairness of the terms and conditions of the issuance in connection with the settlement.

2010 Private Placement

On January 8, 2010, we obtained commitments for the sale of 3,244,766 shares of our common stock for an aggregate of approximately $3,000,000 in a private placement, of which 1,886,291 shares were issued on January 8, 2010, with the remainder being issued on March 19, 2010, following stockholder approval for the sale of such additional shares.  The per share price of the shares sold in the private placement was $0.92456, which is equal to 80% of the volume weighted average price of our common stock for the 10 trading days ending on the day immediately preceding the January 8, 2010 closing date.

Pursuant to the terms of an amended and restated agency agreement (the “Canadian Placement Agency Agreement”), dated as of January 8, 2010, by and between the Company and Marchant Securities Inc. (“Marchant”),  Marchant acted as the Canadian placement agent in connection with the private placement.  Under the Canadian Placement Agency Agreement, Marchant was issued a number of shares of our common stock as a placement fee equal to the quotient of: (A) 9% of the aggregate purchase price of shares sold at such closing to investors who are resident in Canada, and (B) the closing consolidated bid price per share on the NASDAQ Capital Market immediately prior to such closing.  As a result, we issued a total of 101,548 shares of our common stock to Marchant in connection with the private placement as consideration for its services in connection therewith.

The shares were offered in the United States to “accredited investors” pursuant to the exemption from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), afforded by Regulation D promulgated thereunder, in Canada to “accredited investors” in reliance on National Instrument 45-106 – Prospectus and Registration Exemptions and in Canada and other jurisdictions outside of the United States in reliance on Regulation S promulgated under the Securities Act.

2011 Private Placement

On June 23, 2011, we entered into a securities purchase agreement with 22 investors in a private placement transaction, pursuant to which, on June 30, 2011, we sold an aggregate of 3,846,154 units, with each unit comprised of one share of common stock and a warrant to purchase one share of common stock, at a purchase price of $1.82 per unit.  The gross proceeds of such private placement was an aggregate of approximately $7.0 million.

The shares of our common stock, warrants and the shares of our common stock underlying the warrants, or collectively, the Securities, offered and sold in the private placement were offered and sold in reliance upon exemptions from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The securities purchase agreement for the private placement contains representations to support our reasonable belief that the investors that are parties thereto had access to information concerning our operations and financial condition, the investors did not acquire the Securities with a view to the distribution thereof in the absence of an effective registration statement or an applicable exemption from registration, and that the investors are “accredited investors” (as defined by Rule 501 under the Securities Act). We relied upon the representations made by the investors pursuant to the purchase agreement in determining that such exemptions were available.

In connection with the 2011 private placement, we entered into a registration rights agreement, pursuant to which we agreed to file with the SEC a registration statement, of which this prospectus is a part, to cover the resale of the common stock issued in connection with the private placement and the shares of common stock that will be issued upon exercise of the warrants on or before August 1, 2011.  We agreed to use our commercially reasonable efforts to have the registration statement, of which this prospectus is a part, declared effective as soon as practicable, but, in any event, no later than 90 days after the closing (or, in the event the SEC reviews and has written comments to the registration statement, 120 days after the closing).  We also agreed to use commercially reasonable efforts to keep the registration statement continuously effective until the earliest of: (i) such time as all of the shares and the shares of common stock underlying the warrants have been sold by the investors; or (iii) the first anniversary of the closing of the private placement.

2011 Private Placement Security Holder	Number of shares of common stock	Number of shares of common stock issuable pursuant to warrants issued
Anthony E. Altig	27,500	27,500
Blackwell Partners, LLC	634,650	634,650
Cardinal Crest Holdings LLC	100,000	100,000
Cranshire Capital LP	49,451	49,451
Dafna Lifescience LTD	398,400	398,400
Dafna Lifescience Market Neutral LTD	178,600	178,600
Dafna Lifescience Select LTD	796,700	796,700
Deerfield Special Situations Fund International, Limited	251,374	251,374
Deerfield Special Situations Fund L.P.	160,714	160,714
Dennis Gonyea	21,978	21,978
Dorothy J. Hoel	19,230	19,230

2011 Private Placement Security Holder	Number of shares of common stock	Number of shares of common stock issuable pursuant to warrants issued
E. Terry Skone Trustee / 2006 Amendment & Restatement E Terry Skone Rev Trust U/A dtd 11/30/05	16,484	16,484
Elias Vamvakas	104,604	104,604
Freestone Advantage Partners, LP	5,495	5,495
Gary A. Bergren	19,230	19,230
Iroquois Master Fund LTD	54,945	54,945
Preventive Cardiovascular Nurses Association	41,211	41,211
RA Capital Healthcare Fund, LP	739,050	739,050
Richard R. Brock	137,363	137,363
Robert G. Allison	54,945	54,945
Thomas Davidson, Jr.	15,000	15,000
William H. Baxter Trustee / William H. Baxter Revocable Trust u/a dtd 7/3/96	19,230	19,230
TOTAL	3,846,154	3,846,154

Item 16.    Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference
2.1	Form of Plan of Reorganization.	Exhibit 2.1 to the Registrant’s Registration Statement on Form S-1/A No. 4, filed with the Commission on December 6, 2004 (file no. 333-118024)
3.1	Restated Certificate of Incorporation of OccuLogix, Inc., filed with the Secretary of State of the State of Delaware on October 7, 2008.	Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 9, 2008 (file no. 000-51030)
3.2	Amended and Restated By-Laws of the Registrant as currently in effect.	Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1/A No. 3, filed with the Commission on November 16, 2004 (file no. 333-118024)
3.3	Certificate of Amendment of OccuLogix, Inc., filed with the Secretary of State of the State of Delaware on October 7, 2008.	Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 9, 2008 (file no. 000-51030)
3.4	Certificate of Amendment of OccuLogix, Inc., filed with the Secretary of State of the State of Delaware on May 18, 2010.	Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 19, 2010 (file no. 000-51030)
3.5	Certificate of Amendment of TearLab Corporation, filed with the Secretary of State of the State of Delaware on July 13, 2011.	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 1, 2011 (file no. 000-51030)
4.1	Form of Common Stock Purchase Warrant Agreement	Exhibit A to the Registrant’s free writing prospectus filed with the Commission on March 17, 2010 (file no. 333-157269)
4.2	Form of Common Stock Purchase Warrant Agreement	Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 16, 2009 (file no. 000-51030)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.	Filed herewith.
10.1	Series A Stock Purchase Agreement by and among TearLab, Inc. and the Registrant dated as of November 30, 2006.
Exhibit 10.45 to the Registrant’s Annual Report on Form 10-K/A, filed with the Commission on March 29, 2007 (file no. 000-51030)  (Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Commission upon request.)

10.2	Securities Purchase Agreement, dated as of February 1, 2007, by and among the Registrant and the investors listed on the Schedule of Investors attached thereto as Exhibit A.	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on February 6, 2007 (file no. 000-51030)
10.3	Employment Agreement between the Registrant and Suh Kim dated as of March 12, 2007.	Exhibit 10.47 to the Registrant’s Annual Report on Form 10-K/A, filed with the Commission on March 29, 2007 (file no. 000-51030)
10.4
License Agreement between TearLab, Inc. and The Regents of the University of California dated March 12, 2003. (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)
Exhibit 10.48 to the Registrant’s Annual Report on Form 10-K/A, filed with the Commission on March 29, 2007 (file no. 000-51030)
10.5	Amendment No. 1, dated June 9, 2003, to the License Agreement between TearLab, Inc. and The Regents of the University of California dated March 12, 2003.	Exhibit 10.49 to the Registrant’s Annual Report on Form 10-K/A, filed with the Commission on March 29, 2007 (file no. 000-51030)
10.6
Amendment No. 2, dated September 5, 2005, to the License Agreement between TearLab, Inc. and The Regents of the University of California dated March 12, 2003. (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)
Exhibit 10.50 to the Registrant’s Annual Report on Form 10-K/A, filed with the Commission on March 29, 2007 (file no. 000-51030)
10.7	Amendment No. 3, dated July 7, 2006, to the License Agreement between TearLab, Inc. and The Regents of the University of California dated March 12, 2003.	Exhibit 10.51 to the Registrant’s Annual Report on Form 10-K/A, filed with the Commission on March 29, 2007 (file no. 000-51030)
10.8	Amendment No. 4, dated October 9, 2006, to the License Agreement between TearLab, Inc. and The Regents of the University of California dated March 12, 2003.	Exhibit 10.52 to the Registrant’s Annual Report on Form 10-K/A, filed with the Commission on March 29, 2007 (file no. 000-51030)
10.9	Terms of Business, dated February 5, 2007, between Invetech Pty Ltd. and TearLab, Inc.	Exhibit 10.30 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.10
Amendment No. 5, dated June 29, 2007, to the License Agreement between TearLab, Inc. and The Regents of the University of California dated March 12, 2003.  (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)
Exhibit 10.31 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.11	Lease, dated October 17, 2005, between Penyork Properties III Inc. and the Registrant.	Exhibit 10.32 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.12
Lease Amending Agreement, dated as of March 9, 2007, between the Registrant and 2600 Skymark Investments Inc., amending the Lease between Penyork Properties III Inc. and the Registrant dated October 17, 2005.
Exhibit 10.33 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.13	2002 Stock Option Plan, as amended and restated on June 24, 2010.	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on July 23, 2010 (file no. 000-51030)

10.14
Manufacturing and Development Agreement, dated October 25, 2007, between MiniFAB (Aust) Pty Ltd and TearLab, Inc.  (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)
Exhibit 10.35 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.15	First Amendment to Series A Preferred Stock Purchase Agreement, dated October 29, 2007, between TearLab, Inc. and the Registrant	Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on November 9, 2007 (file no. 000-51030)
10.16	Research Agreement, dated as of December 13, 2007, between * and TearLab, Inc. (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)	Exhibit 10.37 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.17
Stock Purchase Agreement, dated as of December 19, 2007, between the Registrant and Solx Acquisition, Inc.  (Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Commission upon request.)
Exhibit 10.38 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.18
Amending Agreement, dated as of December 19, 2007, by and among the Registrant, Solx, Inc. and Peter M. Adams, acting for and on behalf of the Stockholder Representative Committee, amending the Agreement and Plan of Merger, dated as of August 1, 2006, by and among the Registrant, OccuLogix Mergeco, Inc., Solx, Inc. and Doug P. Adams, John Sullivan and Peter M. Adams, acting in each case, in his capacity as a member of the Stockholder Representative Committee referred to therein.
Exhibit 10.39 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.19#
Termination Agreement, dated as of December 19, 2007, between Doug P. Adams and the Registrant, terminating the Employment Agreement between the Registrant and Doug P. Adams dated as of September 1, 2006.
Exhibit 10.40 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.20	Limited Guaranty, dated as of December 19, 2007, by Doug P. Adams for the benefit of the Registrant.	Exhibit 10.41 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.21	Security Agreement, dated as of December 19, 2007, by Solx, Inc. in favor of the Registrant.	Exhibit 10.42 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.22	Letter Agreement, dated December 20, 2007, between the Registrant and Solx Acquisition, Inc.	Exhibit 10.43 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.23#
Termination Agreement, dated as of January 4, 2008, between John Cornish and the Registrant, terminating the Employment Agreement between the Registrant and John Cornish dated as of April 1, 2005, as amended.
Exhibit 10.44 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.24#
Termination Agreement, dated as of January 4, 2008, between Julie Fotheringham and the Registrant, terminating the Employment Agreement between the Registrant and Julie Fotheringham dated September 1, 2004.
Exhibit 10.45 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.25#	Termination Agreement, dated as of January 4, 2008, between Stephen Parks and the Registrant, terminating the Employment Agreement between Stephen Parks and the Registrant dated as of October 4, 2005.	Exhibit 10.46 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.26#
Termination Agreement, dated as of January 8, 2008, between David C. Eldridge and the Registrant, terminating the Employment Agreement between the Registrant and Dr. David Eldridge dated November 9, 2004.
Exhibit 10.47 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.27#	Termination Agreement, dated as of January 31, 2008, between Nozhat Choudry and the Registrant, terminating the Employment Agreement between Nozhat Choudry and the Registrant, as amended.	Exhibit 10.48 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.28#	Termination Agreement, dated as of January 31, 2008, between Stephen Kilmer and the Registrant, terminating the Employment Agreement between the Registrant and Stephen Kilmer dated July 30, 2004.	Exhibit 10.49 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.29	Loan Agreement, dated as of February 19, 2008, by and among the Registrant, the Lenders named therein and Marchant Securities Inc.	Exhibit 10.50 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.30	Share Pledge Agreement, dated as of February 19, 2008, by the Registrant in favor of Marchant Securities Inc., as collateral agent.	Exhibit 10.51 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.31#	Employment Agreement, dated as of February 25, 2008, between the Registrant and William G. Dumencu.	Exhibit 10.52 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.32#	Termination Agreement, dated as of February 25, 2008, between Asahi Kasei Kuraray Medical Co., Ltd. and the registrant.	Exhibit 10.53 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.33#	Amending Agreement, dated as of March 3, 2008, between Nozhat Choudry and the Registrant, amending the Termination Agreement between Nozhat Choudry and the Registrant dated as of January 31, 2008.	Exhibit 10.54 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.34#	Amending Agreement, dated as of March 3, 2008, between John Cornish and the Registrant, amending the Termination Agreement between John Cornish and the Registrant dated as of January 4, 2008.	Exhibit 10.55 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)

10.35#
Amending Agreement, dated as of March 3, 2008, between David C. Eldridge and the Registrant, amending the Termination Agreement between David C. Eldridge and the Registrant dated as of January 8, 2008.
Exhibit 10.56 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.36#
Amending Agreement, dated as of March 3, 2008, between Julie Fotheringham and the Registrant, amending the Termination Agreement between Julie Fotheringham and the Registrant dated as of January 4, 2008.
Exhibit 10.57 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.37#	Amending Agreement, dated as of March 3, 2008, between Stephen Parks and the Registrant, amending the Termination Agreement between Stephen Parks and the Registrant dated as of January 4, 2008.	Exhibit 10.58 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.38
Agreement and Plan of Merger and Reorganization, dated April 22, 2008, by and among the Registrant, OcuSense Acquireco, Inc. and TearLab, Inc. (formerly known as OcuSense, Inc.) (Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Commission upon request.)
Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 12, 2008 (file no. 000-51030)
10.39
Amending Agreement, dated as of May 5, 2008, by and among the Registrant, the lenders listed on the Schedule of New Lenders attached there to as Exhibit A, the lenders listed the Schedule of Required Lenders attached thereto as Exhibit B and Marchant Securities Inc., amending the Loan Agreement, dated as of February 19, 2008, by and among the Registrant, the Lenders named therein and Marchant Securities Inc. and the Share Pledge Agreement, dated as of February 19, 2008, by the Registrant in favor of Marchant Securities Inc., as collateral agent.
Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 12, 2008 (file no. 000-51030)
10.40	Securities Purchase Agreement, dated as of May 19, 2008, by and among OccuLogix, Inc., Marchant Securities Inc. and the investors listed on the Schedule of Investors attached thereto as Exhibit A.	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 21, 2008 (file no. 000-51030)
10.41	Amending Agreement by and among OccuLogix, Inc., Marchant Securities Inc. and the investor party thereto.	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 28, 2008 (file no. 000-51030)
10.42	Amending Agreement, dated as of July 28, 2008, by and among OccuLogix, Inc., OcuSense Acquireco, Inc. and TearLab, Inc. (formerly known as OcuSense, Inc.)	Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 28, 2008 (file no. 000-51030)
10.43#
Second Amending Agreement, dated as of June 16, 2008, between John Cornish and the Registrant, amending the Termination Agreement between the Registrant and John Cornish dated as of January 4, 2008, as amended.
Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)
10.44#
Second Amending Agreement, dated as of June 16, 2008, between Julie Fotheringham and the Registrant, amending the Termination Agreement between the Registrant and Julie Fotheringham dated as of January 4, 2008, as amended.
Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)
10.45#	Amending Agreement, dated as of June 16, 2008, between Stephen Kilmer and the Registrant, amending the Termination Agreement between the Registrant and Stephen Kilmer dated as of January 31, 2008.	Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)
10.46#
Second Amending Agreement, dated as of June 16, 2008, between David C. Eldridge and the Registrant, amending the Termination Agreement between the Registrant and David C. Eldridge dated as of January 8, 2008, as amended.
Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)
10.47#
Second Amending Agreement, dated as of June 16, 2008, between Stephen Parks and the Registrant, amending the Termination Agreement between the Registrant and Stephen Parks dated as of January 4, 2008, as amended.
Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)
10.48#
Second Amending Agreement, dated as of June 19, 2008, between Nozhat Choudry and the Registrant, amending the Termination Agreement between the Registrant and Nozhat Choudry dated as of January 31, 2008, as amended.
Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)
10.49#
Termination Agreement, dated as of June 30, 2008, between Thomas P. Reeves and the Registrant, terminating the Employment Agreement between the Registrant and Thomas P. Reeves dated as of August 1, 2004, as amended.
Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)
10.50#
Third Amending Agreement, dated as of July 25, 2008, between John Cornish and the Registrant, amending the Termination Agreement between the Registrant and John Cornish dated as of January 4, 2008, as amended.
Exhibit 10.8 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)
10.51#
Third Amending Agreement, dated as of July 25, 2008, between Julie Fotheringham and the Registrant, amending the Termination Agreement between the Registrant and Julie Fotheringham dated as of January 4, 2008, as amended.
Exhibit 10.9 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)

10.52#
Second Amending Agreement, dated as of July 25, 2008, between Stephen Kilmer and the Registrant, amending the Termination Agreement between the Registrant and Stephen Kilmer dated as of January 31, 2008, as amended.
Exhibit 10.10 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)
10.53#
Third Amending Agreement, dated as of July 25, 2008, between David C. Eldridge and the Registrant, amending the Termination Agreement between the Registrant and David C. Eldridge dated as of January 8, 2008, as amended.
Exhibit 10.11 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)
10.54#
Third Amending Agreement, dated as of July 25, 2008, between Stephen Parks and the Registrant, amending the Termination Agreement between the Registrant and Stephen Parks dated as of January 4, 2008, as amended.
Exhibit 10.12 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)
10.55#
Third Amending Agreement, dated as of July 25, 2008, between Nozhat Choudry and the Registrant, amending the Termination Agreement between the Registrant and Nozhat Choudry dated as of January 31, 2008, as amended.
Exhibit 10.13 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)
10.56#	Amending Agreement, dated as of July 25, 2008, between Thomas P. Reeves and the Registrant, amending the Termination Agreement between the Registrant and Thomas P. Reeves dated as of June 30, 2008.	Exhibit 10.14 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)
10.57
Second Amending Agreement, dated as of July 28, 2008, by and among the Registrant, the lenders listed on the Schedule of Second New Lenders attached thereto as Exhibit A, the lenders listed on the Schedule of Required Lenders attached thereto as Exhibit B and Marchant Securities Inc., amending the Loan Agreement, dated as of February 19, 2008, by and among the Registrant, the lenders listed on the Schedule of Lenders attached thereto as Exhibit A and Marchant Securities Inc., as amended, and amending the Share Pledge Agreement, dated as of February 19, 2008, by the Registrant in favor of Marchant Securities Inc., as collateral agent, as amended.
Exhibit 10.15 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)
10.58	Loan Agreement, dated as of August 13, 2008, by and among OccuLogix, Inc. and TearLab, Inc. (formerly known as OcuSense, Inc.)	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on August 15, 2008 (file no. 000-51030)
10.59	Second Amending Agreement, dated as of October 6, 2008, by and among OccuLogix, Inc., OcuSense Acquireco, Inc. and TearLab, Inc. (formerly known as OcuSense, Inc.)	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 9, 2008 (file no. 000-51030)
10.60	Second Amending Agreement, dated as of October 1, 2008, by and among OccuLogix, Inc., Marchant Securities Inc. and the investors listed on the Schedule of Investors attached thereto as Exhibit A.	Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 9, 2008 (file no. 000-51030)
10.61	Letter Agreement, dated January 8, 2010, amending the Capital Advisory Agreement with Greybrook Capital Inc.	Exhibit 10.1 to the Registrant’s Amendment to its Current Report on Form 8-K filed with the Commission on January 11, 2010 (file no. 000-51030)
10.62	Placement Agency Agreement, dated as of March 14, 2010, by and between the Company and Rodman & Renshaw, LLC.	Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 15, 2010 (file no. 000-51030)
10.63	Securities Purchase Agreement, dated as of March 14, 2010, by and between the Company and certain investors.	Annex A to the Registrant’s free writing prospectus filed with the Commission on March 17, 2010 (file no. 333-157269)
10.64	Distribution Agreement, dated as of August 20, 2009, by and between the Company and Science with Vision, a Canadian corporation.	Exhibit 99.5 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 15, 2010 (file no. 000-51030)
10.65	Capital Advisory Agreement with Greybrook Capital Inc., dated November 3, 2009	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on November 3, 2009 (file no. 000-51030)
10.66	Securities Purchase Agreement, dated as of July 15, 2009, by and between the Company and certain investors.	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 16, 2009 (file no. 000-51030)
10.67	Form of 12% Convertible Secured Note.	Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 16, 2009 (file no. 000-51030)
10.68	Security Agreement, dated July 15, 2009, by and between the Company and certain investors.	Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 16, 2009 (file no. 000-51030)
10.69	Form of Director and Affiliate Letter Agreement.	Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 16, 2009 (file no. 000-51030)
10.70
Cooperative Marketing Agreement with AMO Canada Company and Science with Vision, Inc., dated August 30, 2010. (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)
Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on September 3, 2010 (file no. 000-51030)
10.71	Securities Purchase Agreement, dated as of June 23, 2011, by and between the Company and certain investors.	Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 28, 2011 (file no. 000-51030)
10.72	Registration Rights Agreement, dated as of June 23, 2011, by and between the Company and certain investors.	Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 28, 2011 (file no. 000-51030)

10.73	Form of Warrant, dated June 23, 2011.	Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 28, 2011 (file no. 000-51030)
14.1	Code of Business Conduct and Ethics of the Registrant	Exhibit 14.1 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 9, 2005 (file no. 000-51030)
14.2	Complaint and Reporting Procedures of the Registrant.	Exhibit 14.2 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 9, 2005 (file no. 000-51030)
21.1	Subsidiaries of Registrant.	Filed herewith.
23.1	Consent of Wilson Sonsini Goodrich & Rosati, P.C.	Included in Exhibit 5.1.
23.2	Consent of Independent Registered Public Accounting Firm.	Filed herewith.
24.1	Power of Attorney	Included on signature page.

# Management compensatory plan, contract or arrangement

Copies of the exhibits filed with the Company’s Annual Report on Form 10-K or incorporated by reference herein do not accompany copies hereof for distribution to stockholders of the Registrant.  The Registrant will furnish a copy of any of such exhibits to any stockholder requesting the same for a nominal charge to cover duplicating costs.

(b) Financial Statement Schedules.

No financial statement schedules are provided because they are inapplicable or the requested information is shown in the consolidated financial statements of the registrant or related notes thereto included in the registrant’s Annual Report on Form 10-K filed with the SEC on March 29, 2011 and Quarterly Report on 10-Q filed with the SEC on May 12, 2011.

Item 17.    Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, California, on July 28, 2011.

TearLab Corporation

By:	/s/ ELIAS VAMVAKAS
Elias Vamvakas
Chairman & Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Elias Vamvakas and William G. Dumencu and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Elias Vamvakas		July 28, 2011
Elias Vamvakas	Chairman and Chief Executive Officer

/s/ William G. Dumencu		July 28, 2011
William G. Dumencu	Chief Financial Officer

/s/ Anthony Altig		July 28, 2011
Anthony Altig	Director

/s/ Thomas N. Davidson, Jr.		July 28, 2011
Thomas N. Davidson, Jr.	Director

/s/ Adrienne L. Graves		July 28, 2011
Adrienne L. Graves	Director

/s/ Richard L. Lindstrom		July 28, 2011
Richard L. Lindstrom	Director

/s/ Donald Rindell		July 28, 2011
Donald Rindell	Director

/s/ Paul Karpecki		July 28, 2011
Paul Karpecki	Director

/s/ Brock Wright		July 28, 2011
Brock Wright	Director

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated by Reference
2.1	Form of Plan of Reorganization.	Exhibit 2.1 to the Registrant’s Registration Statement on Form S-1/A No. 4, filed with the Commission on December 6, 2004 (file no. 333-118024)
3.1	Restated Certificate of Incorporation of OccuLogix, Inc., filed with the Secretary of State of the State of Delaware on October 7, 2008.	Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 9, 2008 (file no. 000-51030)
3.2	Amended and Restated By-Laws of the Registrant as currently in effect.	Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1/A No. 3, filed with the Commission on November 16, 2004 (file no. 333-118024)
3.3	Certificate of Amendment of OccuLogix, Inc., filed with the Secretary of State of the State of Delaware on October 7, 2008.	Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 9, 2008 (file no. 000-51030)
3.4	Certificate of Amendment of OccuLogix, Inc., filed with the Secretary of State of the State of Delaware on May 18, 2010.	Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 19, 2010 (file no. 000-51030)
3.5	Certificate of Amendment of TearLab Corporation, filed with the Secretary of State of the State of Delaware on July 13, 2011.	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 1, 2011 (file no. 000-51030)
4.1	Form of Common Stock Purchase Warrant Agreement	Exhibit A to the Registrant’s free writing prospectus filed with the Commission on March 17, 2010 (file no. 333-157269)
4.2	Form of Common Stock Purchase Warrant Agreement	Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 16, 2009 (file no. 000-51030)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.	Filed herewith.
10.1	Series A Stock Purchase Agreement by and among TearLab, Inc. and the Registrant dated as of November 30, 2006.
Exhibit 10.45 to the Registrant’s Annual Report on Form 10-K/A, filed with the Commission on March 29, 2007 (file no. 000-51030)  (Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Commission upon request.)

10.2	Securities Purchase Agreement, dated as of February 1, 2007, by and among the Registrant and the investors listed on the Schedule of Investors attached thereto as Exhibit A.	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on February 6, 2007 (file no. 000-51030)
10.3	Employment Agreement between the Registrant and Suh Kim dated as of March 12, 2007.	Exhibit 10.47 to the Registrant’s Annual Report on Form 10-K/A, filed with the Commission on March 29, 2007 (file no. 000-51030)

10.4
License Agreement between TearLab, Inc. and The Regents of the University of California dated March 12, 2003. (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)
Exhibit 10.48 to the Registrant’s Annual Report on Form 10-K/A, filed with the Commission on March 29, 2007 (file no. 000-51030)
10.5	Amendment No. 1, dated June 9, 2003, to the License Agreement between TearLab, Inc. and The Regents of the University of California dated March 12, 2003.	Exhibit 10.49 to the Registrant’s Annual Report on Form 10-K/A, filed with the Commission on March 29, 2007 (file no. 000-51030)
10.6
Amendment No. 2, dated September 5, 2005, to the License Agreement between TearLab, Inc. and The Regents of the University of California dated March 12, 2003. (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)
Exhibit 10.50 to the Registrant’s Annual Report on Form 10-K/A, filed with the Commission on March 29, 2007 (file no. 000-51030)
10.7	Amendment No. 3, dated July 7, 2006, to the License Agreement between TearLab, Inc. and The Regents of the University of California dated March 12, 2003.	Exhibit 10.51 to the Registrant’s Annual Report on Form 10-K/A, filed with the Commission on March 29, 2007 (file no. 000-51030)
10.8	Amendment No. 4, dated October 9, 2006, to the License Agreement between TearLab, Inc. and The Regents of the University of California dated March 12, 2003.	Exhibit 10.52 to the Registrant’s Annual Report on Form 10-K/A, filed with the Commission on March 29, 2007 (file no. 000-51030)
10.9	Terms of Business, dated February 5, 2007, between Invetech Pty Ltd. and TearLab, Inc.	Exhibit 10.30 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.10
Amendment No. 5, dated June 29, 2007, to the License Agreement between TearLab, Inc. and The Regents of the University of California dated March 12, 2003.  (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)
Exhibit 10.31 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.11	Lease, dated October 17, 2005, between Penyork Properties III Inc. and the Registrant.	Exhibit 10.32 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.12
Lease Amending Agreement, dated as of March 9, 2007, between the Registrant and 2600 Skymark Investments Inc., amending the Lease between Penyork Properties III Inc. and the Registrant dated October 17, 2005.
Exhibit 10.33 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.13	2002 Stock Option Plan, as amended and restated on June 24, 2010.	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on July 23, 2010 (file no. 000-51030)

10.14
Manufacturing and Development Agreement, dated October 25, 2007, between MiniFAB (Aust) Pty Ltd and TearLab, Inc.  (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)
Exhibit 10.35 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.15	First Amendment to Series A Preferred Stock Purchase Agreement, dated October 29, 2007, between TearLab, Inc. and the Registrant	Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on November 9, 2007 (file no. 000-51030)
10.16	Research Agreement, dated as of December 13, 2007, between * and TearLab, Inc. (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)	Exhibit 10.37 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.17
Stock Purchase Agreement, dated as of December 19, 2007, between the Registrant and Solx Acquisition, Inc.  (Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Commission upon request.)
Exhibit 10.38 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.18
Amending Agreement, dated as of December 19, 2007, by and among the Registrant, Solx, Inc. and Peter M. Adams, acting for and on behalf of the Stockholder Representative Committee, amending the Agreement and Plan of Merger, dated as of August 1, 2006, by and among the Registrant, OccuLogix Mergeco, Inc., Solx, Inc. and Doug P. Adams, John Sullivan and Peter M. Adams, acting in each case, in his capacity as a member of the Stockholder Representative Committee referred to therein.
Exhibit 10.39 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.19#
Termination Agreement, dated as of December 19, 2007, between Doug P. Adams and the Registrant, terminating the Employment Agreement between the Registrant and Doug P. Adams dated as of September 1, 2006.
Exhibit 10.40 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.20	Limited Guaranty, dated as of December 19, 2007, by Doug P. Adams for the benefit of the Registrant.	Exhibit 10.41 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.21	Security Agreement, dated as of December 19, 2007, by Solx, Inc. in favor of the Registrant.	Exhibit 10.42 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.22	Letter Agreement, dated December 20, 2007, between the Registrant and Solx Acquisition, Inc.	Exhibit 10.43 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.23#
Termination Agreement, dated as of January 4, 2008, between John Cornish and the Registrant, terminating the Employment Agreement between the Registrant and John Cornish dated as of April 1, 2005, as amended.
Exhibit 10.44 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)

10.24#
Termination Agreement, dated as of January 4, 2008, between Julie Fotheringham and the Registrant, terminating the Employment Agreement between the Registrant and Julie Fotheringham dated September 1, 2004.
Exhibit 10.45 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.25#	Termination Agreement, dated as of January 4, 2008, between Stephen Parks and the Registrant, terminating the Employment Agreement between Stephen Parks and the Registrant dated as of October 4, 2005.	Exhibit 10.46 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.26#
Termination Agreement, dated as of January 8, 2008, between David C. Eldridge and the Registrant, terminating the Employment Agreement between the Registrant and Dr. David Eldridge dated November 9, 2004.
Exhibit 10.47 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.27#	Termination Agreement, dated as of January 31, 2008, between Nozhat Choudry and the Registrant, terminating the Employment Agreement between Nozhat Choudry and the Registrant, as amended.	Exhibit 10.48 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.28#	Termination Agreement, dated as of January 31, 2008, between Stephen Kilmer and the Registrant, terminating the Employment Agreement between the Registrant and Stephen Kilmer dated July 30, 2004.	Exhibit 10.49 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.29	Loan Agreement, dated as of February 19, 2008, by and among the Registrant, the Lenders named therein and Marchant Securities Inc.	Exhibit 10.50 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.30	Share Pledge Agreement, dated as of February 19, 2008, by the Registrant in favor of Marchant Securities Inc., as collateral agent.	Exhibit 10.51 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.31#	Employment Agreement, dated as of February 25, 2008, between the Registrant and William G. Dumencu.	Exhibit 10.52 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.32#	Termination Agreement, dated as of February 25, 2008, between Asahi Kasei Kuraray Medical Co., Ltd. and the registrant.	Exhibit 10.53 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.33#	Amending Agreement, dated as of March 3, 2008, between Nozhat Choudry and the Registrant, amending the Termination Agreement between Nozhat Choudry and the Registrant dated as of January 31, 2008.	Exhibit 10.54 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.34#	Amending Agreement, dated as of March 3, 2008, between John Cornish and the Registrant, amending the Termination Agreement between John Cornish and the Registrant dated as of January 4, 2008.	Exhibit 10.55 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)

10.35#
Amending Agreement, dated as of March 3, 2008, between David C. Eldridge and the Registrant, amending the Termination Agreement between David C. Eldridge and the Registrant dated as of January 8, 2008.
Exhibit 10.56 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.36#
Amending Agreement, dated as of March 3, 2008, between Julie Fotheringham and the Registrant, amending the Termination Agreement between Julie Fotheringham and the Registrant dated as of January 4, 2008.
Exhibit 10.57 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.37#	Amending Agreement, dated as of March 3, 2008, between Stephen Parks and the Registrant, amending the Termination Agreement between Stephen Parks and the Registrant dated as of January 4, 2008.	Exhibit 10.58 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2008 (file no. 000-51030)
10.38
Agreement and Plan of Merger and Reorganization, dated April 22, 2008, by and among the Registrant, OcuSense Acquireco, Inc. and TearLab, Inc. (formerly known as OcuSense, Inc.) (Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Commission upon request.)
Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 12, 2008 (file no. 000-51030)
10.39
Amending Agreement, dated as of May 5, 2008, by and among the Registrant, the lenders listed on the Schedule of New Lenders attached there to as Exhibit A, the lenders listed the Schedule of Required Lenders attached thereto as Exhibit B and Marchant Securities Inc., amending the Loan Agreement, dated as of February 19, 2008, by and among the Registrant, the Lenders named therein and Marchant Securities Inc. and the Share Pledge Agreement, dated as of February 19, 2008, by the Registrant in favor of Marchant Securities Inc., as collateral agent.
Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 12, 2008 (file no. 000-51030)
10.40	Securities Purchase Agreement, dated as of May 19, 2008, by and among OccuLogix, Inc., Marchant Securities Inc. and the investors listed on the Schedule of Investors attached thereto as Exhibit A.	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 21, 2008 (file no. 000-51030)
10.41	Amending Agreement by and among OccuLogix, Inc., Marchant Securities Inc. and the investor party thereto.	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 28, 2008 (file no. 000-51030)
10.42	Amending Agreement, dated as of July 28, 2008, by and among OccuLogix, Inc., OcuSense Acquireco, Inc. and TearLab, Inc. (formerly known as OcuSense, Inc.)	Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 28, 2008 (file no. 000-51030)

10.43#
Second Amending Agreement, dated as of June 16, 2008, between John Cornish and the Registrant, amending the Termination Agreement between the Registrant and John Cornish dated as of January 4, 2008, as amended.
Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)
10.44#
Second Amending Agreement, dated as of June 16, 2008, between Julie Fotheringham and the Registrant, amending the Termination Agreement between the Registrant and Julie Fotheringham dated as of January 4, 2008, as amended.
Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)
10.45#	Amending Agreement, dated as of June 16, 2008, between Stephen Kilmer and the Registrant, amending the Termination Agreement between the Registrant and Stephen Kilmer dated as of January 31, 2008.	Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)
10.46#
Second Amending Agreement, dated as of June 16, 2008, between David C. Eldridge and the Registrant, amending the Termination Agreement between the Registrant and David C. Eldridge dated as of January 8, 2008, as amended.
Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)
10.47#
Second Amending Agreement, dated as of June 16, 2008, between Stephen Parks and the Registrant, amending the Termination Agreement between the Registrant and Stephen Parks dated as of January 4, 2008, as amended.
Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)
10.48#
Second Amending Agreement, dated as of June 19, 2008, between Nozhat Choudry and the Registrant, amending the Termination Agreement between the Registrant and Nozhat Choudry dated as of January 31, 2008, as amended.
Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)
10.49#
Termination Agreement, dated as of June 30, 2008, between Thomas P. Reeves and the Registrant, terminating the Employment Agreement between the Registrant and Thomas P. Reeves dated as of August 1, 2004, as amended.
Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)
10.50#
Third Amending Agreement, dated as of July 25, 2008, between John Cornish and the Registrant, amending the Termination Agreement between the Registrant and John Cornish dated as of January 4, 2008, as amended.
Exhibit 10.8 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)
10.51#
Third Amending Agreement, dated as of July 25, 2008, between Julie Fotheringham and the Registrant, amending the Termination Agreement between the Registrant and Julie Fotheringham dated as of January 4, 2008, as amended.
Exhibit 10.9 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)

10.52#
Second Amending Agreement, dated as of July 25, 2008, between Stephen Kilmer and the Registrant, amending the Termination Agreement between the Registrant and Stephen Kilmer dated as of January 31, 2008, as amended.
Exhibit 10.10 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)
10.53#
Third Amending Agreement, dated as of July 25, 2008, between David C. Eldridge and the Registrant, amending the Termination Agreement between the Registrant and David C. Eldridge dated as of January 8, 2008, as amended.
Exhibit 10.11 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)
10.54#
Third Amending Agreement, dated as of July 25, 2008, between Stephen Parks and the Registrant, amending the Termination Agreement between the Registrant and Stephen Parks dated as of January 4, 2008, as amended.
Exhibit 10.12 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)
10.55#
Third Amending Agreement, dated as of July 25, 2008, between Nozhat Choudry and the Registrant, amending the Termination Agreement between the Registrant and Nozhat Choudry dated as of January 31, 2008, as amended.
Exhibit 10.13 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)
10.56#	Amending Agreement, dated as of July 25, 2008, between Thomas P. Reeves and the Registrant, amending the Termination Agreement between the Registrant and Thomas P. Reeves dated as of June 30, 2008.	Exhibit 10.14 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)
10.57
Second Amending Agreement, dated as of July 28, 2008, by and among the Registrant, the lenders listed on the Schedule of Second New Lenders attached thereto as Exhibit A, the lenders listed on the Schedule of Required Lenders attached thereto as Exhibit B and Marchant Securities Inc., amending the Loan Agreement, dated as of February 19, 2008, by and among the Registrant, the lenders listed on the Schedule of Lenders attached thereto as Exhibit A and Marchant Securities Inc., as amended, and amending the Share Pledge Agreement, dated as of February 19, 2008, by the Registrant in favor of Marchant Securities Inc., as collateral agent, as amended.
Exhibit 10.15 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 11, 2008 (file no. 000-51030)
10.58	Loan Agreement, dated as of August 13, 2008, by and among OccuLogix, Inc. and TearLab, Inc. (formerly known as OcuSense, Inc.)	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on August 15, 2008 (file no. 000-51030)
10.59	Second Amending Agreement, dated as of October 6, 2008, by and among OccuLogix, Inc., OcuSense Acquireco, Inc. and TearLab, Inc. (formerly known as OcuSense, Inc.)	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 9, 2008 (file no. 000-51030)

10.60	Second Amending Agreement, dated as of October 1, 2008, by and among OccuLogix, Inc., Marchant Securities Inc. and the investors listed on the Schedule of Investors attached thereto as Exhibit A.	Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 9, 2008 (file no. 000-51030)
10.61	Letter Agreement, dated January 8, 2010, amending the Capital Advisory Agreement with Greybrook Capital Inc.	Exhibit 10.1 to the Registrant’s Amendment to its Current Report on Form 8-K filed with the Commission on January 11, 2010 (file no. 000-51030)
10.62	Placement Agency Agreement, dated as of March 14, 2010, by and between the Company and Rodman & Renshaw, LLC.	Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 15, 2010 (file no. 000-51030)
10.63	Securities Purchase Agreement, dated as of March 14, 2010, by and between the Company and certain investors.	Annex A to the Registrant’s free writing prospectus filed with the Commission on March 17, 2010 (file no. 333-157269)
10.64	Distribution Agreement, dated as of August 20, 2009, by and between the Company and Science with Vision, a Canadian corporation.	Exhibit 99.5 to the Registrant’s Current Report on Form 8-K filed with the Commission on March 15, 2010 (file no. 000-51030)
10.65	Capital Advisory Agreement with Greybrook Capital Inc., dated November 3, 2009	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on November 3, 2009 (file no. 000-51030)
10.66	Securities Purchase Agreement, dated as of July 15, 2009, by and between the Company and certain investors.	Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 16, 2009 (file no. 000-51030)
10.67	Form of 12% Convertible Secured Note.	Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 16, 2009 (file no. 000-51030)
10.68	Security Agreement, dated July 15, 2009, by and between the Company and certain investors.	Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 16, 2009 (file no. 000-51030)
10.69	Form of Director and Affiliate Letter Agreement.	Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 16, 2009 (file no. 000-51030)
10.70
Cooperative Marketing Agreement with AMO Canada Company and Science with Vision, Inc., dated August 30, 2010. (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)
Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on September 3, 2010 (file no. 000-51030)
10.71	Securities Purchase Agreement, dated as of June 23, 2011, by and between the Company and certain investors.	Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 28, 2011 (file no. 000-51030)
10.72	Registration Rights Agreement, dated as of June 23, 2011, by and between the Company and certain investors.	Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 28, 2011 (file no. 000-51030)

10.73	Form of Warrant, dated June 23, 2011.	Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 28, 2011 (file no. 000-51030)
14.1	Code of Business Conduct and Ethics of the Registrant	Exhibit 14.1 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 9, 2005 (file no. 000-51030)
14.2	Complaint and Reporting Procedures of the Registrant.	Exhibit 14.2 to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 9, 2005 (file no. 000-51030)
21.1	Subsidiaries of Registrant.	Filed herewith.
23.1	Consent of Wilson Sonsini Goodrich & Rosati, P.C.	Included in Exhibit 5.1.
23.2	Consent of Independent Registered Public Accounting Firm.	Filed herewith.
24.1	Power of Attorney	Included on signature page.

# Management compensatory plan, contract or arrangement

Copies of the exhibits filed with the Company’s Annual Report on Form 10-K or incorporated by reference herein do not accompany copies hereof for distribution to stockholders of the Registrant.  The Registrant will furnish a copy of any of such exhibits to any stockholder requesting the same for a nominal charge to cover duplicating costs.